EXHIBIT 10.1

SECOND AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

by and among

CARRINGTON CAPITAL MANAGEMENT, LLC,

CARRINGTON MORTGAGE SERVICES, LLC,

NEW CENTURY FINANCIAL CORPORATION

and

NEW CENTURY MORTGAGE CORPORATION

dated as of

May 21, 2007

Section 5.13 Description of Mortgage Servicing Portfolio; Servicing Agreements; Mortgage Loans 39

Section 11.6 Other Limitations on and Treatment of Certain Claims for Indemnification 63

SCHEDULES*

Schedule 1.1(a)
Schedule 1.1(b)
Schedule 1.1(c)
Schedule 1.1(d)
Schedule 1.1(e)
Schedule 1.1(f)
Schedule 1.1(g)
Schedule 1.1(h)
Schedule 1.1(i)
Schedule 2.1(c)
Schedule 2.1(m)
Schedule 2.6(a)
Schedule 2.6(b)
Schedule 2.7(e)
Schedule 2.7(g)
Schedule 3.1
Schedule 3.2
Schedule 4.5(a)
Schedule 5.6
Schedule 5.8
Schedule 5.9
Schedule 5.11
Schedule 5.13(a)
Schedule 5.13(b)
Schedule 5.13(d)
Schedule 5.14
Schedule 5.14(e)
Schedule 5.15
Schedule 5.16
Schedule 5.17
Schedule 5.20(a)
Schedule 5.20(b)
Schedule 5.22
Schedule 5.23
Schedule 6.1(e)(i)
Schedule 6.1(e)(ii)
Schedule 6.7(d)
Schedule 8.3(i)
Schedule 8.3(l)
Knowledge of Sellers
Assigned Leases
Assumed Liabilities
Leased Real Property
Servicing Licenses
Filing Subsidiaries
Computer Equipment
Software Contracts
Servicing Agreements
Assumed Contracts
Permits
Separation Shared Contracts
Transferred Shared Contracts
Ancillary Servicing-Related Agreements
Servicing Agreement Indemnification Sections
Business Employees
Plans
Allocation Schedule
Absence of Certain Changes
Title to Assets and Properties; Liens
Sufficiency of Purchased Assets
Leases
Mortgage Loan Schedule
Servicing Agreements Exceptions
Advances
Contracts
Contracts Related to the Business
Litigation
Compliance with Laws; Regulatory Approvals
Permits
IT Assets
Transferred Intellectual Property
Affiliate Transactions
Operation of the Business
Employment Matters
Conduct of Business
[Reserved.]
Other Consents
Amounts Owing Under Service Advance Facility

* The exhibits and schedules to this Second Amended and Restated Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

EXHIBITS*

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H	Bidding Procedures Order
Form of Assignment and Assumption Agreement
Form of Assignment and Assumption of Lease Agreements
Form of Escrow Agreement
Form of Sale Approval Order
Form of Copyright Assignment
Form of Bill of Sale
Deposit Escrow Agreement

* The exhibits and schedules to this Second Amended and Restated Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Second Amended and Restated Asset Purchase Agreement (this “Agreement”), dated as of May 21, 2007, is entered into by and among CARRINGTON CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Carrington”), CARRINGTON MORTGAGE SERVICES, LLC, a Delaware limited liability company (“Purchaser”), NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation, as a debtor and debtor-in-possession (“Parent”), and NEW CENTURY MORTGAGE CORPORATION, a California corporation, as a debtor and debtor-in-possession (the “Company” and together with Parent, the “Sellers”).

WHEREAS, Sellers are engaged in the Business (as hereinafter defined).

WHEREAS, Sellers are also engaged in the business of originating Mortgage Loans (as hereinafter defined) and other businesses and, together with certain of its Affiliates, the business of reselling Mortgage Loans (the “Origination Business”).

WHEREAS, on April 2, 2007 (the “Petition Date”), the Filing Subsidiaries (as hereinafter defined) filed voluntary petitions (“Petitions”) for relief (the “Bankruptcy Cases”) under Chapter 11 of Title 11, U.S.C. §§101 et seq. (as amended) (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (together with any court having proper jurisdiction under the Bankruptcy Code, the “Bankruptcy Court”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and as authorized under Sections 105, 363 and 365 of the Bankruptcy Code, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, all of the Purchased Assets (as hereinafter defined), and Purchaser is willing to assume all of the Assumed Liabilities (as hereinafter defined), relating to or used in connection with the Business (as hereinafter defined).

WHEREAS, Sellers, as debtors and debtors-in-possession, have continued in the possession of their respective assets and in the management of the Business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, on April 2, 2007, Carrington, Purchaser, Parent and the Company entered into that certain Asset Purchase Agreement (the “Original Agreement”) and on April 19, 2007, Carrington, Purchaser, Parent and the Company agreed to amend and restate the Original Agreement and, accordingly, entered into that certain Amended and Restated Asset Purchase Agreement dated as of April 19, 2007 (the “First Amended and Restated Agreement”).

WHEREAS, Section 13.2 of the First Amended and Restated Agreement provides that the First Amended and Restated Agreement may be amended, modified and supplemented, but only by a written instrument signed by all of the parties thereto.

WHEREAS, Carrington, Purchaser, Parent and the Company have agreed to amend and restate the First Amended and Restated Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accepted Contract” has the meaning specified in Section 2.7(b) hereof.

“Accepted Contracts” has the meaning specified in Section 2.7(b) hereof.

“Additional Contract” has the meaning specified in Section 2.7(d) hereof.

“Additional Contracts” has the meaning specified in Section 2.7(d) hereof.

“Advances” means, with respect to each Servicing Agreement, the aggregate outstanding amount that as of any date of determination has been advanced directly by Sellers from their own funds or funds borrowed by Sellers or its Affiliates from a third party (but not with funds borrowed from any custodial or other accounts under a Servicing Agreement) in connection with servicing the Mortgage Loans in accordance with the terms of such Servicing Agreement, including with respect to principal, interest, Taxes, insurance premiums and other advances made pursuant to the applicable Servicing Agreement.

“Advances Amount” means the First Lien Advances Amount and the Second Lien Advances Amount.

“Advances Amount Difference” has the meaning specified in Section 4.3(a) hereof.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms and phrases “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of this Agreement, neither Carrington nor Purchaser shall be considered an Affiliate of either Seller.

“Affiliate Purchased Assets” has the meaning specified in Section 2.4 hereof.

“Affiliate Seller” has the meaning specified in Section 2.4 hereof.

“Agreement” or “this Agreement” means this Asset Purchase Agreement, together with the schedules and exhibits hereto.

“Allocation Schedule” has the meaning specified in Section 4.5(a) hereof.

“Alternative Bidder” has the meaning specified in the Bidding Procedures Order.

“Alternative Transaction” has the meaning specified in Section 9.2(a) hereof.

“Ancillary Agreements” has the meaning specified in Section 2.10 hereof.

“Ancillary Income” means any and all income, revenue, fees, expenses, charges or other moneys that Sellers are entitled to receive, collect or retain as servicer pursuant to the Servicing Agreements (other than servicing fees).

“Ancillary Servicing-Related Agreements” means the ancillary Contracts designated by Purchaser, in its sole discretion, as set forth on Schedule 2.7(e) that are related to, and were entered into by Sellers and various non-debtor counterparties in connection with, the Servicing Agreements.

“Applicable Requirements” means, with respect to each Seller all applicable requirements of Law relating to servicing, insuring or filing of claims in connection with Mortgage Loans, and all contractual obligations of Sellers.

“Arbitrating Accountants” has the meaning specified in Section 4.2(d) hereof.

“Assigned Contracts” means the Assumed Contracts (other than the Servicing Agreements).

“Assigned Leases” means those Leases used or leased by the Business owned by Persons (other than Sellers or any of their Affiliates) engaged primarily in the Business and listed on Schedule 1.1(b).

“Assignment and Assumption Agreement” means the assignment and assumption agreement to be executed by Sellers in favor of Purchaser in respect of the Assumed Liabilities, in substantially the form set forth in Exhibit B hereto.

“Assignment and Assumption of Lease Agreements” means the assignment and assumption of lease agreements to be executed by Sellers in favor of Purchaser in respect of the Real Property Leases, in substantially the form set forth in Exhibit C hereto.

“Assumed Contracts” has the meaning set forth in Section 2.1(c) hereof.

“Assumed Liabilities” means the obligations arising under (i) any Servicing Agreement, Assigned Lease or Assumed Contract after the assignment to Purchaser of the Liabilities of Sellers set forth on Schedule 1.1(c) and (ii) Section 3.1(d) with respect to the PTO for the Transferred Employees.

“Assumed Rights and Claims” has the meaning specified in Section 2.1(k) hereof.

“Auction” has the meaning specified in the Bidding Procedures Order.

“Audit Reports” has the meaning specified in Section 4.2(c) hereof.

“Balance Sheet” means the consolidated balance sheet of the Parent dated as of December 31, 2005 and included in the Financial Statements.

“Bankruptcy Cases” has the meaning specified in the Recitals.

“Bankruptcy Code” has the meaning specified in the Recitals.

“Bankruptcy Court” has the meaning specified in the Recitals.

“Basket Amount” has the meaning specified in Section 11.6 hereof.

“Bidding Procedures” has the meaning specified in the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court (including all schedules thereto) entered by the Bankruptcy Court on April 20, 2007, a copy of which is attached as Exhibit A.

“Bills of Sale” means the bills of sale to be executed by Sellers in favor of Purchaser in respect of the Purchased Assets, substantially in the form set forth in Exhibit G.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) Related to the Business.

“Break-Up Fee” has the meaning specified in Section 9.2(a) hereof.

“Business” means the business (whether existing now or existing at or before the Closing, direct or indirect) of providing servicing (including master servicing, subservicing, special servicing and property management servicing) for residential real estate Mortgage Loans underlying the RMBS Transactions, and shall not include the Excluded Businesses.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California, Delaware or Connecticut are authorized or obligated to close.

“Business Employee” means each employee of Sellers whose sole responsibility is to provide services Related to the Business and each other employee of Sellers identified by Sellers as having significant responsibility Related to the Business, including as set forth on Schedule 3.1.

“Business Portion” has the meaning specified in Section 2.6(a) hereof.

“Carrington” has the meaning specified in the preamble.

“Carrington-Related Assets” means the RMBS Transactions numbered 1 through 12 in the definition thereof.

“Carrying Costs” has the meaning specified in Section 2.7(b) hereof.

“Cash Purchase Price” means an amount equal to (i) the Purchase Price, as adjusted, minus (ii) $32,300,000.

“Claims” means, with respect to the period prior to the Closing Date, any right to payment from Sellers, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from Seller, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Closing” has the meaning specified in Section 2.9 hereof.

“Closing Adjustment Difference” has the meaning specified in Section 4.3(a) hereof.

“Closing Carrington-Related Assets Amount” means an amount equal to the product of (i) the scheduled principal balance of the Mortgage Loans under the applicable Servicing Agreements for the Carrington-Related Assets as of the close of business on the Closing Date, after application of all scheduled payments due on such date, whether or not received, multiplied by (ii) 0.69%.

“Closing Date” means the date upon which the Closing occurs.

“Closing Date Audit Report” has the meaning specified in Section 4.2(c) hereof.

“Closing Date Mortgage Loan Schedule” has the meaning specified in Section 5.13(a) hereof.

“Closing Date Purchase Price” has the meaning specified in Section 4.1(a) hereof.

“Closing First Lien Advances Amount” means, as of the Closing Date with respect to the Servicing Agreements, an amount equal to 95% of the aggregate amount of Advances relating to Mortgage Loans under the Servicing Agreements secured by first liens on the Mortgaged Property, which amount shall be determined pursuant to the audit described in Section 4.2(c).

“Closing New Century Portfolio-Related Assets Amount” means an amount equal to the product of (i) the scheduled principal balance of the Mortgage Loans under the applicable Servicing Agreements for the New Century Portfolio-Related Assets as of the close of business on the Closing Date, after application of all scheduled payments due on such date, whether or not received, multiplied by (ii) 0.69%.

“Closing Servicing Agreement Amount” means the Closing Carrington-Related Assets Amount and the Closing New Century Portfolio-Related Assets Amount.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar State or Local Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Equipment” means all equipment and devices (including data processing hardware and related telecommunications equipment, media, and tools) used by Sellers in the conduct of the Business, including Sellers’ rights under all related warranties. As of the date hereof, the Computer Equipment consists of all items listed in Schedule 1.1(g).

“Confidentiality Agreement” has the meaning specified in Section 9.3 hereof.

“Consent” means any consent, approval, license, waiver or authorization.

“Contract Determination Date” means: (i) for each Assigned Contract that is designated by Purchaser as an Accepted Contract pursuant to Section 2.7, the date upon which such Contract is assigned to Purchaser, provided that the Cure Amounts for such contract shall have been paid and performed when due; and (ii) for each Assigned Contract that is an Excluded Contract pursuant to Section 2.7, the earlier of (A) the date that Sellers’ rejection of such Contract is effective as set forth in an Order of the Bankruptcy Court; or (B) 15 Business Days after the earlier of (x) the date on which Purchaser shall have delivered notice to Sellers of its determination that such Contract shall be an Excluded Contract pursuant to Section 2.7 or (y) the Contract Notification Deadline for such Contract; provided, that Purchaser shall no longer be in possession of the premises or property subject to a lease or otherwise accepting the performance of the non-debtor party to the Contract after such date; and provided, further, that Purchaser shall be entitled to (and/or Sellers shall, at Purchaser’s cost and direction) seek entry of an Order of the type described in clause (A) rejecting any Excluded Contract effective retroactively to the Petition Date or such later date as Purchaser may deem appropriate.

“Contract Notification Deadline” has the meaning specified in Section 2.7(b) hereof.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement and the Ancillary Agreements) that are Related to the Business as of the Closing, or to which any of the Purchased Assets are subject, whether written or oral, including the Software Contracts, except to the extent included in Excluded Assets.

“Copyright Assignments” means the copyright assignments to be executed by Sellers in favor of Purchaser in respect of the Copyrights, in substantially the form set forth in Exhibit F hereto.

“Copyrights” has the meaning specified in the “Intellectual Property” definition.

“Cure Amount” has the meaning specified in Section 2.7(f) hereof.

“Cure Finding” has the meaning specified in Section 2.7(f) hereof.

“Cut-Off Carrington-Related Assets Amount” means an amount equal to the product of (i) the scheduled principal balance of the Mortgage Loans under the applicable Servicing Agreements for the Carrington-Related Assets as of the Cut-Off Date, after application of all scheduled payments due on the Cut-Off Date, whether or not received, multiplied by (ii) 0.69%.

“Cut-Off Date” means the first day of the calendar month in which the Closing occurs, or such other date as shall be agreed by Sellers and Purchaser.

“Cut-Off Date Audit Report” has the meaning specified in Section 4.2(c) hereof.

“Cut-Off Date Mortgage Loan Schedule” has the meaning specified in Section 5.13(a) hereof.

“Cut-Off First Lien Advances Amount” means, as of the Cut-Off Date with respect to the Servicing Agreements, an amount equal to 95% of the aggregate amount of Advances relating to Mortgage Loans under the Servicing Agreements secured by first liens on the Mortgaged Property, which amount shall be determined pursuant to the audit described in Section 4.2(c).

“Cut-Off New Century Portfolio-Related Assets Amount” means an amount equal to the product of (i) the scheduled principal balance of the Mortgage Loans under the applicable Servicing Agreements for the New Century Portfolio-Related Assets as of the Cut-Off Date, after application of all scheduled payments due on the Cut-Off Date, whether or not received, multiplied by (ii) 0.69%.

“Cut-Off Servicing Agreement Amount” means the Cut-Off Carrington-Related Assets Amount and the Cut-Off New Century Portfolio-Related Assets Amount.

“Deposit Amount” has the meaning specified in Section 4.4 hereof.

“Deposit Escrow Agreement” means that certain Deposit Escrow Agreement dated as of May 10, 2007, by and among Purchaser, Parent, the Company and JPMorgan Chase Bank, N.A., as escrow agent, a copy of which is attached as Exhibit H.

“Deposit Escrow Agent” means JPMorgan Chase Bank, N.A.

“DIP Financing Agreement” means the Debtor-in-Possession Loan and Security Agreement, dated as of April 13, 2007, by and among New Century Financial Corporation, certain of its Affiliates, Greenwich Capital Financial Products, Inc., The CIT Group/Business Credit, Inc. and the lenders party thereto, as amended.

“Enforceability Exceptions” has the meaning specified in Section 5.1 hereof.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential Liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means each federal, state, local and foreign Law and regulation relating to pollution, protection or preservation of human health or the environment, including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each Law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each Law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“Equal Credit Opportunity Act” means the Equal Opportunity Act promulgated under Chapter 41 of Title 15, U.S.C. Subchapter IV.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Agent” means the escrow agent under the Escrow Agreement, as mutually agreed by Sellers and Purchaser.

“Escrow Agreement” means the escrow agreement to be entered into by and between Purchaser, Parent, the Company and an escrow agent, substantially in the form set forth in Exhibit D.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning specified in Section 2.2 hereof.

“Excluded Businesses” means the businesses (whether existing now or existing at or before the Closing, direct or indirect) of providing servicing for residential real estate mortgage loans, other than in connection with or relating to the RMBS Transactions, and any other businesses of Sellers other than the Business. Excluded Businesses shall include any Origination Business or forced placed business or title insurance business.

“Excluded Contract” has the meaning specified in Section 2.7(b) hereof; provided, that no Servicing Agreement shall be an Excluded Contract.

“Excluded Contracts” has the meaning specified in Section 2.7(b) hereof; provided, that none of the Servicing Agreements shall be Excluded Contracts.

“Expense Reimbursement” has the meaning specified in Section 9.2(b) hereof.

“Fair Housing Act” means the Fair Housing Act promulgated under Title VIII of the Civil Rights Act of 1968.

“Filing Subsidiaries” means Parent and the Company and the Affiliates of the Company set forth on Schedule 1.1(f).

“Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD, and (ii) with respect to other Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the tiling of claims for refunds, amended returns or appeals from adverse determinations).

“Final Determination Date” means the date upon which (i) the parties mutually agree upon the Audit Reports prepared pursuant to Section 4.2(c) or (ii) the Arbitrating Accountants enter into their final and binding decision regarding the audit report pursuant to Section 4.2(d).

“Final Disclosure Schedules” means the disclosure schedules as provided in this Agreement and required to be delivered by Sellers to Purchaser as set forth in Section 6.9.

“Final Order” means an order or judgment: (i) as to which the time to appeal, petition for certiorari or move for review or rehearing has expired and as to which no appeal, petition for certiorari or other proceeding for review or rehearing is pending or (ii) if an appeal, writ of certiorari, reargument or rehearing has been filed or sought, the order or judgment has been affirmed by the highest court to which such order or judgment was appealed or certiorari has been denied, or reargument or rehearing shall have been denied or resulted in no modification of such order or judgment, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired; provided, that the theoretical possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not prevent such order or judgment from being considered a Final Order.

“Financial Statements” means the audited consolidated balance sheets of the Parent as of December 31, 2005, together with the consolidated statements of income, shareholders’ equity and cash flow for the year then ended.

“First Amended and Restated Agreement” has the meaning set forth in the Recitals.

“First Lien Advances Amount” means, as of any date with respect to the Servicing Agreements, an amount equal to 95% of the aggregate amount of Advances relating to Mortgage Loans under the Servicing Agreements secured by first liens on the Mortgaged Property, which amount shall be determined pursuant to the audit described in Section 4.2(c).

“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, Computer Equipment, tools and other tangible personal property Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Business and issued by or obtained from a Government Entity.

“Government Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction, including the Department of Housing and Urban Development, the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Federal Trade Commission.

“Government Requirements” has the meaning specified in Section 5.4 hereof.

“Holdback Release Amount” has the meaning specified in Section 11.10(a) hereof.

“Holdback Release Date” has the meaning specified in Section 11.10(a) hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade Liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all Liabilities secured by any lien on any property and (vi) all guarantee obligations.

“Indemnification Holdback Amount” means an amount initially equal to $5,000,000.

“Indemnitee” means the Person or Persons entitled to, or claiming a right to, indemnification under Article XI hereof.

“Indemnitor” means the Person or Persons claimed by the Indemnitee to be obligated to provide indemnification.

“Independent Accounting Firm” has the meaning specified in Section 4.5(a) hereof.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and IT Inventories, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) any other intellectual property or proprietary rights.

“Intellectual Property License” means a license or other right to use any Intellectual Property set forth on Schedule 5.20(a)(v).

“IRS” means the Internal Revenue Service.

“IT Assets” means IT Inventories, Technical Documentation, Software Contracts and Computer Equipment, in each case Related to the Business.

“IT Inventories” means (i) computer software code (in all media) and materials, including all software programs; (ii) computer software documentation, including user materials; and (iii) all other unused or reusable materials, stores, and supplies related to computer software, in each case to the extent used in, relating to, or arising out of the Business, as set forth on Schedule 5.20(a).

“Knowledge of Sellers” concerning a particular subject, area or aspect of the Business or the affairs of Seller, means the actual (and not constructive or imputed) knowledge of any individual listed on Schedule 1.1(a).

“Law” means any Law, statute, ordinance, rule, regulation, code, order, judgment, writ, injunction, decree, enacted, issued, promulgated, enforced, or entered by a Government Entity.

“Lease” means each lease or other Contract pursuant to which Seller leases any Real Property or personal property, either as lessor or lessee.

“Lease and Subservicing Agreement” means a Lease and Subservicing Agreement, to be dated as of the Closing Date, between Purchaser and the Company, in form and substance acceptable to Sellers and Purchaser.

“Leased Real Property” means all real property, including leasehold improvements, that is the subject of the Assigned Leases, as set forth on Schedule 1.1(d).

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict Liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loss” or “Losses” means any and all losses, liabilities, costs, claims, damages, penalties and expenses (including all reasonable attorneys’ fees and expenses and costs of investigation, enforcement and litigation).

“Material Adverse Effect” means any change, effect, event or circumstance, that, individually or in the aggregate, is materially adverse to the Purchased Assets, the Business or the ability of Sellers to perform their obligations under this Agreement, except for any change, effect, event, or circumstance relating to (i) the economy or the financial markets in general, (ii) the industry in which the Business operate in general and not specifically relating to the Business, (iii) the announcement of this Agreement or the transaction contemplated hereby or the identity of Purchaser, (iv) changes in applicable Laws after the date hereof, (v) the fact that Sellers will be operating as a debtors-in-possession under the Bankruptcy Code, (vi) changes in GAAP or regulatory accounting principles after the date hereof, or (vii) changes in the value of the Mortgage Loans or the securities issued in the RMBS Transactions.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated hiphenyls, lead and lead-based paints and materials, and radon.

“Mortgage Loans” means any residential mortgage loan or other extension of credit secured by a Lien on real property of a borrower originated or purchased by Sellers or any of their Affiliates or purchased by Sellers or their Affiliates and included in or relating to the RMBS Transactions, including the related REO Properties.

“Mortgage Loan Documents” means, for each Mortgage Loan, all documents pertaining to such Mortgage Loan, including the Mortgage Note, the mortgage or deed of trust and all assignments of the mortgage or deed of trust, all endorsements and allonges to the Mortgage Note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, any account agreements, and any assignments, assumptions, modifications, continuations or amendments to any of the foregoing.

“Mortgage Loan Schedule” has the meaning specified in Section 5.13(a) hereof.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for Mortgage Loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a mortgage.

“Multiemployer Plan” means any plan that is a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, which is maintained or contributed to for employees of Seller or any ERISA Affiliate or with respect to which Sellers or any ERISA Affiliate has any Liability or reasonable expectation of Liability.

“New Century Portfolio-Related Assets” means the RMBS Transactions numbered 13 through 28 in the definition thereof.

“New Century Portfolio-Related Assets Deduction” has the meaning specified in Section 4.2 hereof.

“Non-Business Portion” has the meaning specified in Section 2.6(a) hereof.

“Non-Competition Covenants” has the meaning specified in Section 6.9(c) hereof.

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (i) held by Seller or any of their Affiliates and (ii) related to the Business.

“Non-Transferred Asset” has the meaning specified in Section 2.5(a) hereof.

“Order” means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any Government Entity affecting such Person or any of its properties.

“Ordinary Course of Business” means the ordinary course of business of the Business, consistent with past custom and practice of the Business.

“Organizational Documents” means, with respect to a limited partnership, the certificate of limited partnership, limited partnership agreement and subscription agreements with such partnership’s partners then in effect; with respect to a limited liability company, the certificate of formation, limited liability company agreement and subscription agreements with such company’s members then in effect; with respect to a corporation, the articles or certificate of incorporation and by-laws of such corporation then in effect; and, with respect to any other entity, comparable organizational documents of such entity, in each case, as then in effect.

“Original Agreement” has the meaning specified in the Recitals.

“Origination Business” has the meaning specified in the Recitals.

“Parent” has the meaning specified in the preamble.

“Patents” has the meaning specified in the “Intellectual Property” definition.

“Pending Claims” has the meaning specified in the Escrow Agreement.

“Permits” means permits, concessions, grants, franchises, licenses and other authorizations and approvals required or issued by any Government Entity and primarily used or held for use in connection with the Business.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Entity or other entity or organization.

“Petition” has the meaning specified in the Recitals.

“Petition Date” has the meaning specified in the Recitals.

“Plan” means each deferred compensation and each bonus, retention, incentive compensation, stock purchase, stock option, restricted stock, phantom stock and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, consulting, retention, change in control, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any ERISA Affiliate, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of Seller or any Seller Subsidiary, or with respect to which Sellers or any ERISA Affiliate otherwise has Liability or reasonable expectation of Liability.

“Post-Closing Purchase Price Adjustment” has the meaning specified in Section 4.3(b) hereof.

“Post-Petition Contracts” means the Contracts of the Filing Subsidiaries entered into by the Filing Subsidiaries, other than in the Ordinary Course of Business or approved by the Bankruptcy Court, in either case after April 2, 2007 and prior to or on the date of the delivery of the Final Disclosure Schedules.

“Pre-Closing Audit Report” has the meaning specified in Section 4.2(c).

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the close of business on the Closing Date.

“Proximate Cause Party” has the meaning specified in Section 9.1(b) hereof.

“PTO” has the meaning specified in Section 3.1(d) hereof.

“PTO Policy” has the meaning specified in Section 3.1(d) hereof.

“Purchased Asset” has the meaning specified in Section 2.1 hereof.

“Purchase Price” has the meaning specified in Section 4.1(b) hereof.

“Purchase Price Adjustment Statement” has the meaning specified in Section 4.3(a) hereof.

“Purchaser” has the meaning specified in the preamble.

“Purchaser Damages” has the meaning specified in Section 11.2 hereof.

“Purchaser Indemnified Parties” means Purchaser and each of its Affiliates.

“Qualified Topping Bid” has the meaning specified in the Bidding Procedures Order.

“Real Property” means all real property that is leased or owned by Sellers or that is reflected as an asset of the Company (or the Parent, as the case may be) on the Balance Sheet and used primarily in connection with the Business.

“Real Property Leases” means the leases described in Schedule 1.1(b) pursuant to which a Seller occupies the Leased Real Property.

“Regulatory Approvals” means any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, a Government Entity.

“Related to the Business” means required for, or primarily used in connection with, the Business as conducted by Sellers prior to the Closing.

“REO Property” means a Mortgaged Property acquired under a Servicing Agreement through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in connection with the default or imminent default of a Mortgage Loan.

“Representatives” means, with respect to any Person, the directors, officers, employees, accountants, agents, counsel, insurance brokers, insurance companies, lenders and other financing sources and other representatives of such Person.

“Retained Liabilities” means any and all Claims and Liabilities of any kind or nature whatsoever of a Seller or any of its Affiliates other than the Assumed Liabilities, including, any Claims and Liabilities (i) arising from any early payment default claims with respect to any Mortgage Loans or from any deficiency with respect to any existing loan facilities of Sellers, (ii) any Claims or Liabilities relating to any and all Plans, Multiemployer Plans or Title IV Plans (except as set forth in Section 3.1(d) with respect to certain PTO of Transferred Employees), or (iii) relating to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date, including (a) any Claims and Liabilities arising under WARN, COBRA or any other Law pertaining to current and former employees (or their beneficiaries) generally, (b) any employee severance Claims or Liabilities relating to the employment or termination of employment by Sellers of any employees of Sellers, (c) any Claims and Liabilities relating to any Liens on the Purchased Assets, (d) any Liabilities and obligations arising under Contracts between Sellers, on the one hand, and any of their Affiliates, on the other hand, (e) any and all Claims and Liabilities for or resulting from any and all lawsuits or governmental examinations, audits or investigations pertaining to the period prior to the Closing Date, (f) any and all Claims and Liabilities for or resulting from Taxes attributable to the Purchased Assets for any Pre-Closing Period or the income or operations of the Business for any Pre-Closing Period, (g) any and all Transfer Taxes in connection with the Closing of the transactions contemplated hereby, (h) any and all Liabilities for or resulting from Environmental Claims or under any Environmental Laws, and (i) any and all Liabilities for or resulting from any action, suit, proceeding or investigation brought against a Seller or any of its Affiliates by any Government Entity based upon a Seller’s or any of its Affiliate’s conduct of the Business prior to the Closing Date or a Seller’s or any of its Affiliate’s failure, or alleged failure, to comply with all applicable Laws prior to the Closing Date.

“RMBS Transactions” mean the following residential mortgage-backed securities transactions:

1.	Carrington Mortgage Loan Trust, Series 2004-NC1

2.	Carrington Mortgage Loan Trust, Series 2004-NC2

3.	Carrington Mortgage Loan Trust, Series 2005-NC1

4.	Carrington Mortgage Loan Trust, Series 2005-NC2

5.	Carrington Mortgage Loan Trust, Series 2005-NC3

6.	Carrington Home Equity Loan Trust, Series 2005-NC4

7.	Carrington Mortgage Loan Trust, Series 2005-NC5

8.	Carrington Mortgage Loan Trust, Series 2006-NC1

9.	Carrington Mortgage Loan Trust, Series 2006-NC2

10.	Carrington Mortgage Loan Trust, Series 2006-NC3

11.	Carrington Mortgage Loan Trust, Series 2006-NC4

12.	Carrington Mortgage Loan Trust, Series 2006-NC5

13.	New Century Home Equity Loan Trust, Series 2003-2

14.	New Century Home Equity Loan Trust, Series 2003-3

15.	New Century Home Equity Loan Trust, Series 2003-4

16.	New Century Home Equity Loan Trust, Series 2003-5

17.	New Century Home Equity Loan Trust, Series 2003-6

18.	New Century Home Equity Loan Trust, Series 2004-1

19.	New Century Home Equity Loan Trust, Series 2004-2

20.	New Century Home Equity Loan Trust, Series 2004-3

21.	New Century Home Equity Loan Trust, Series 2004-4

22.	New Century Home Equity Loan Trust, Series 2005-1

23.	New Century Home Equity Loan Trust, Series 2005-2

24.	New Century Home Equity Loan Trust, Series 2005-3

25.	New Century Home Equity Loan Trust, Series 2005-4

26.	New Century Home Equity Loan Trust, Series 2006-1

27.	New Century Home Equity Loan Trust, Series 2006-2

28.	New Century Home Equity Loan Trust, Series 2006-S1

“Sale” means the sale of the Purchased Assets in accordance with the Bidding Procedures Order.

“Sale Approval Order” means an Order or Orders of the Bankruptcy Court issued pursuant to Sections 363 and 365 of the Bankruptcy Code, substantially in the form set forth in Exhibit E.

“Sale Hearing” has the meaning specified in the Bidding Procedures Order.

“Sale Motion” means the motion filed by Parent with the Bankruptcy Court for the approval of the Sale Approval Order in the form of a Final Order.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Advances Amount” means, as of any date, an amount equal to (i) 95% of the aggregate amount of Advances relating to Mortgage Loans under the Servicing Agreements secured by second liens on the Mortgaged Property, which amount shall be determined pursuant to the audit described in Section 4.2(c), minus (ii) any amounts previously collected and paid pursuant to Section 4.1(b) to Sellers in a previous collection period under the Servicing Agreements after the Closing Date.

“Second Lien Advances Purchase Price” has the meaning specified in Section 4.1(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Damages” has the meaning specified in Section 11.4 hereof.

“Seller Indemnified Parties” means Sellers and each of their Affiliates.

“Sellers” has the meaning specified in the preamble.

“Separation Shared Contracts” means those Shared Contracts set forth on Schedule 2.6(a).

“Servicer” means the “Servicer” or “Master Servicer” as defined in any Servicing Agreement.

“Servicer Advance Facility” means the Servicer Advance Financing Facility Agreement, dated as of August 28, 2003, by and between Citigroup Global Markets Realty Corp., a New York corporation, and the Company.

“Servicer Advance Facility Amount” means all Obligations (as defined in the Servicer Advance Facility) due and owing under the Servicer Advance Facility as of the Closing Date, as determined and agreed to by Citigroup Global Markets Realty Corp. or by the Bankruptcy Court and set forth on the Servicer Advance Facility Schedule or all Obligations (as such term is defined in the DIP Financing Agreement) that are due and owing under Tranche B of the DIP Financing Agreement on the Closing Date, as applicable.

“Servicer Advance Facility Schedule” means the schedule setting forth the Servicer Advance Facility Amount and delivered by Sellers pursuant to Section 8.3(d).

“Servicer Indemnity” means the Servicer’s express indemnity obligations under the sections of the Servicing Agreements set forth on Schedule 2.7(g).

“Servicing Agreements” means the servicing agreements, pooling and servicing agreements, subservicing agreements, master servicing agreements, interim servicing agreements and related agreements which are identified on Schedule 1.1(i), including all documents attached as an exhibit or schedule to or incorporated by reference into any Servicing Agreement.

“Servicing Fees” means the sum of (i) the servicing fees (excluding any Ancillary Income) paid to a Seller as set forth in a Servicing Agreement and (ii) any Ancillary Income.

“Servicing File” means, for each Mortgage Loan, copies of the Mortgage Loan Documents and all other documents, files and other items related thereto required to be maintained by the servicer pursuant to the applicable Servicing Agreement, and, if not specifically set forth in the applicable Servicing Agreement, pursuant to the applicable servicing standard.

“Servicing Licenses” means the licenses required by Law or a Government Entity in order to engage in the Business, including the licenses listed on Schedule 1.1(e).

“Servicing Litigation” has the meaning specified in Section 6.6(d) hereof.

“Servicing Rights” means all right, title and interest of Sellers in and to: (i) the right to service the Mortgage Loans under the Servicing Agreements, including the right to receive the Servicing Fees and Ancillary Income; (ii) the related master servicing and/or servicing obligations as specified in each Servicing Agreement, including the obligations to administer and collect the payments of or relating to the Mortgage Loans, and to remit all amounts and provide information reporting to others in accordance with the Servicing Agreements; (iii) the right of ownership, possession, control and use of any and all Servicing Files and Mortgage Loan Documents pertaining to the servicing of the Mortgage Loans as provided in the Servicing Agreements; (iv) the rights with respect to, and obligations to make, any advances required pursuant to any Servicing Agreement, including obligations to reimburse funds borrowed from any custodial or other accounts under a Servicing Agreement; (v) the “clean-up call” right, if any, to purchase the related Mortgage Loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided for in the Servicing Agreement; and (vi) all other rights, powers and privileges of Sellers as the master servicer, servicers or subservicer under the Servicing Agreements as expressly set forth therein; provided, that all indemnification rights and obligations of Sellers under the Servicing Agreements arising prior to the Closing Date and relating to the operation of the Business prior to the Closing Date, shall not be transferred to Purchaser.

“Shared Contract” means any Contract or arrangement (i) that is set forth on Schedule 2.6(a) and 2.6(b) and (ii) under which (A) the Business and (B) at least one other business unit of Sellers or their Affiliates purchase or sell goods or services or otherwise have rights or obligations.

“Software Contracts” means all Contracts, agreements, licenses, and other commitments and arrangements, with the exception of generally available or off-the-shelf shrink wrap licenses acquired for under $5,000, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, development, use, outsourcing or maintenance of computer program code, related technical or user documentation, and databases, in each case relating to or arising out of the Business, other than such of the foregoing as are identified in the Excluded Assets. As of the date hereof, the Software Contracts consist of the items set forth on Schedule 1.1(h) as (i) licenses from third parties (development and/or marketing); (ii) licenses from third parties (internal use only); (iii) development contracts, work-for-hire agreements, information technology outsourcing agreements, and consulting and employment agreements; (iv) distributorships, dealerships, franchises, and manufacturer’s representative contracts; (v) licenses and sublicenses to others; and (vi) maintenance, support, or enhancement agreements.

“Straddle Period” has the meaning specified in Section 7.2(b) hereof.

“Straddle Period Taxes” has the meaning specified in Section 7.2(b) hereof.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries, or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Supplemental Motion” has the meaning specified in Section 2.7(d) hereof.

“Supplemental Order” has the meaning specified in Section 2.7(d) hereof.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, any amounts attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any transferee or secondary Liability in respect of taxes, including, in each case, any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Technical Documentation” means all technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use, or maintenance of computer code, program documentation, Computer Equipment and materials in Sellers’ Business.

“Third Party Claim” has the meaning specified in Section 11.8(a) hereof.

“Title IV Plan” means a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trademarks” has the meaning specified in the “Intellectual Property” definition.

“Trade Secrets” has the meaning specified in the “Intellectual Property” definition.

“Transfer Instructions” means the transfer instructions agreed by Sellers and Purchaser pursuant to Section 6.6(a).

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

“Transferred Employee” has the meaning specified in Section 3.1(b) hereof.

“Transferred Intellectual Property” means all the Intellectual Property Related to the Business owned by, or licensed to, Sellers or their Affiliates, including all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon, and as set forth on Schedule 5.20(b).

“Transferred Shared Contract” means those Shared Contracts that are set forth on Schedule 2.6(b).

“Transition Services Agreement” means a transition services agreement to be dated as of the Closing Date, between Purchaser and the Company, in form and substance acceptable to Sellers and Purchaser.

“TRS” has the meaning specified in Section 5.2 hereof.

“Unresolved Portion” has the meaning specified in Section 11.10(a) hereof.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state or local Law (including, for the avoidance of doubt, the California Worker Adjustment and Retraining Notification Act, as amended).

Section 1.2 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(a) Whenever the words “include” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references arc to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein and except as provided in Section 2.7, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Sellers, free and clear of all “claims” (as defined in the Bankruptcy Code) and Liens, all of the right, title and interest of all Sellers in and to the following assets, whether tangible or intangible, real, personal or mixed, except for the Excluded Assets (collectively, the “Purchased Assets”):

(a) all of Sellers’ Servicing Rights and rights to receive Servicing Fees with respect to the Carrington-Related Assets on and after the Closing Date;

(b) all of Sellers’ Servicing Rights and rights to receive Servicing Fees with respect to the New Century Portfolio-Related Assets on and after the Closing Date;

(c) except for Contracts included in the Excluded Assets, all (i) Contracts set forth in Schedule 2.1(c), (ii) Real Property Leases, (iii) Intellectual Property Licenses, (iv) subject to Section 2.6, rights under Separation Shared Contracts that relate primarily to the conduct of the Business, (v) Transferred Shared Contracts, (vi) the Assigned Leases and (vii) Contracts entered into or made by any Seller Related to the Business after April 2, 2007 and before the Closing; provided that, in the case of any such Contract referred to in this clause (vii), Sellers shall have furnished Purchaser a true, correct and complete copy of such Contract and, after a reasonable opportunity to review such Contract, Purchaser shall have consented in writing to assume such Contract (all contracts described in clauses (i) through (vii) of this Section 2.1(c), collectively, the “Assumed Contracts”), which Consent shall not be unreasonably withheld or delayed;

(d) all Transferred Intellectual Property;

(e) all Books and Records Related to the Business that are not Excluded Assets;

(f) all Fixtures and Equipment Related to the Business;

(g) all IT Assets Related to the Business;

(h) the Leased Real Property, including all easements and other rights and interests appurtenant thereto;

(i) all Advances;

(j) all credits, prepaid expenses, deferred charges, security deposits, prepaid items and duties to the extent primarily related to a Servicing Agreement or a Purchased Asset;

(k) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature available to or being pursued by Sellers or any of their Affiliates to the extent primarily related to the Purchased Assets and arising or accruing from and after the Closing or to the extent primarily related to the Assumed Liabilities, whether arising by way of counterclaim or otherwise (“Assumed Rights and Claims”);

(l) all guaranties, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates to the extent related to any Servicing Agreement or Purchased Asset, other than any guaranties, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates arising prior to the Closing Date; and

(m) to the extent permitted by Law, all Permits held by Sellers Related to the Business or any of the Purchased Assets, including those listed on Schedule 2.1(m).

Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Sellers shall retain all of their existing right, title and interest in and to any and all assets that are not Purchased Assets, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser hereunder, and the Purchased Assets shall not include, the following (collectively, the “Excluded Assets”):

(a) any asset or class of assets excluded from the defined terms set forth in Sections 2.l(a) through (m) by virtue of the limitations expressed or implied therein;

(b) all cash and cash equivalents, including Sellers’ bank accounts, but excluding cash flows under, and any accounts created pursuant to, any Servicing Agreements or any net profits generated by operation of the Business on or after the Closing Date;

(c) all Tax Returns of Sellers or any of their Affiliates and all Books and Records (including working papers) related thereto, other than any such Tax documents related to the Purchased Assets, and any Books and Records which Sellers are required by Law to retain;

(d) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature other than the Assumed Rights and Claims, including to any claims of any nature relating to early payment default claimants;

(e) the Plans and all rights or Liabilities in connection with and assets of the Plans;

(f) any rights, demands, claims, actions and causes of action constituting avoidance actions of Sellers’ estate under Chapter 5 of the Bankruptcy Code, including any and all proceeds of the foregoing;

(g) all of Sellers’ rights and causes of action arising under Section 502 and 503 of the Bankruptcy Code and Rule 3007 thereunder;

(h) all of the rights and claims of the Filing Subsidiaries available to Filing Subsidiaries under the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551, inclusive, and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing;

(i) any of the rights of Sellers under this Agreement (or any agreements between either Seller, on the one hand, and Purchaser or any of its Affiliates, on the other hand, entered into on or after the date of this Agreement);

(j) all insurance policies and insurance proceeds that Sellers or any of their Affiliates have a right to receive as of the Closing and that relate to events, circumstances or occurrences prior to the Closing (it being understood that none of Sellers or their Affiliates have a right to receive insurance proceeds belonging to the trusts related to the RMBS Transactions);

(k) Tax refunds (i) Related to the Business to the extent related to any taxable period (or portion thereof) ending on or prior to the Closing Date and (ii) not Related to the Business related to any taxable period (or portion thereof);

(l) the Purchase Price and any rights Sellers may have to the Indemnification Holdback Amount pursuant to this Agreement and the Escrow Agreement;

(m) all rights, claims and causes of action relating to any Excluded Asset or any Retained Liability; and

(n) all Excluded Contracts.

Section 2.3 Post-Closing Asset Deliveries. If either Seller, in its reasonable discretion, determines after the Closing that books, records or other materials constituting Purchased Assets are still in the possession of such Seller or any of its Affiliates, such Seller shall, or shall cause such Affiliates to, promptly deliver them to Purchaser at no cost or expense to Purchaser (other than Consents pursuant to Section 2.5(a) which shall be at the cost and expense of Purchaser). If any Seller or Purchaser, in its reasonable discretion, determines after the Closing that books, records or other materials constituting Excluded Assets were delivered to Purchaser, Purchaser shall promptly return them to the applicable Seller at Sellers’ sole cost and expense.

Section 2.4 Conveyance of Assets by Affiliates of Sellers. Notwithstanding anything to the contrary contained in this Agreement, if it is determined before, at or after the Closing that any Affiliate of any Seller (an “Affiliate Seller”) owns or possesses any Purchased Assets Related to the Business if such Affiliate Seller were deemed to be a Seller under this Agreement (such assets and properties, the “Affiliate Purchased Assets”), then Sellers shall, upon Purchaser’s request, promptly cause such Affiliate Seller to transfer, assign, convey and deliver to Purchaser such Affiliate Purchased Assets in accordance with the terms and conditions of this Agreement; provided, that Purchaser shall not be obligated to pay any amounts to Sellers in consideration for the transfer of such Affiliate Purchased Assets to Purchaser other than those amounts that Purchaser is obligated to pay to Sellers pursuant to Section 4.1.

Section 2.5 Non-Assignable Permits and Contracts; Servicing Licenses.

(a) Non-Assignability. Notwithstanding anything to the contrary contained in this Agreement or in any Ancillary Agreement, to the extent that any Contract included in the Purchased Assets is not capable of being assigned to Purchaser as contemplated by this Agreement without the Consent of the other party or parties thereto or the issuer thereof or any other third party (including a Government Entity), or if such assignment or attempted assignment without such Consent would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment or transfer of any claim, right, benefit or obligation thereunder, or any such attempted assignment, unless any such Consent is obtained at or prior to the date of such attempted assignment (any such Contract that is not capable of being assigned to Purchaser at the Closing as contemplated by this Section 2.5(a), a “Non-Transferred Asset”).

(b) Efforts to Obtain Consents and Waivers. At Purchaser’s request, and at Purchaser’s cost and expense, each Seller shall use commercially reasonable efforts, and Purchaser shall provide reasonable cooperation to each Seller, to obtain the Consents referred to in Section 2.5(a) with respect to any Non-Transferred Asset after the Closing.

(c) If Waivers or Consents Cannot be Obtained. Except with respect to the Servicing Licenses, which are covered under Section 2.5(e), until the Consents referred to in Section 2.5(a) with respect to any Non-Transferred Assets are obtained, Sellers’ sole responsibility with respect to such Non-Transferred Assets, notwithstanding Section 2.1, shall be to use all commercially reasonable efforts, at the cost and expense of Purchaser, for the period ending on the earlier of the one-year anniversary of the Closing Date or the effective date of any plan of reorganization of Sellers confirmed in the Bankruptcy Cases, to: (i) provide to Purchaser the benefits of such Non-Transferred Asset; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser; and (iii) enforce for the account of Purchaser any rights of Sellers arising from such Non-Transferred Asset against the other party or parties thereto or the issuer thereof. Purchaser shall indemnify and hold harmless Sellers against and from any Loss incurred by Sellers arising from or related to any and all actions taken by either Seller pursuant to this Section 2.5(c) at the direction of Purchaser.

(d) Obligation of Purchaser to Perform. Other than with respect to Servicing Licenses, to the extent that Purchaser is provided the benefits pursuant to Section 2.5(c) of any Non-Transferred Asset, Purchaser shall perform, on behalf of Sellers, for the benefit of Sellers and the other party or parties thereto or the issuer thereof the obligations of Sellers thereunder or in connection therewith and if Purchaser shall fail to perform to the extent required herein, Sellers, without waiving any rights or remedies that they may have under this Agreement or applicable Laws, may suspend their performance under Section 2.5(c) in respect of the instrument that is the subject of such failure to perform unless and until such situation is remedied, at either Sellers’ option, or Sellers may perform at Purchaser’s sole cost and expense such obligations, in which case Purchaser shall reimburse Sellers’ reasonable costs and expenses of such performance as promptly as practicable following receipt of an invoice therefor. Purchaser shall indemnify and hold harmless Sellers against and from any Loss incurred by Sellers arising from or related to any and all actions taken by either Seller pursuant to this Section 2.5(d) at the direction of Purchaser.

(e) Servicing Licenses. Purchaser shall use all commercially reasonable efforts to obtain all Servicing Licenses required in connection with the Business as promptly as possible, and Sellers shall cooperate with, and provide assistance to, Purchaser in all such efforts. If and to the extent Purchaser shall not have obtained all such Servicing Licenses prior to the Closing, (i) the Company shall perform such activities under the Servicing Agreements as are required from time to time to be performed by a Person with such Servicing Licenses in compliance with Law, in each case for a servicing fee to be mutually agreed by Purchaser and the Company (which fee shall not be less than the Company’s actual costs incurred in performing such activities), (ii) Purchaser and the Company shall enter into the Lease and Subservicing Agreement, which may include a lease back to the Company of any Purchased Assets and Assumed Liabilities, including any employees, Servicing Rights, IT Assets or Permits required in order to conduct the Business in compliance with Law or (iii) Purchaser and the Company shall enter into another arrangement mutually satisfactory to Purchaser and Sellers. The Lease and Subservicing Agreement or other arrangement shall terminate on the six-month anniversary of the Closing Date, unless earlier terminated by mutual agreement of the parties thereto. As of the date hereof, Purchaser has contacted and shall continue to contact the state regulators in all states where Servicing Licenses are required in order to ascertain if any state regulator will object to such arrangements, and shall use all commercially reasonable efforts to inform and consult with all such state regulators as to such arrangements contemplated in this Section 2.5(e) and to avoid any objection thereto.

Section 2.6 Shared Contracts.

(a) Separation of Certain Shared Contracts for Benefit of Purchaser. Prior to the Closing, Sellers and Purchaser shall use commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third parties to the Separation Shared Contracts) in an effort to (i) divide, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of the Separation Shared Contracts and (ii) if reasonably feasible, novate the respective rights and obligations under and in respect of the Separation Shared Contracts, such that, effective as of the Closing, (A) Purchaser is the beneficiary of the rights and is responsible for the obligations related to that portion of the Separation Shared Contract Related to the Business and included in the Purchased Assets (the “Business Portion”) so that, subsequent to the Closing, Sellers shall have no rights or obligations with respect to the Business Portion of the Separation Shared Contract, and (B) the applicable Seller is the beneficiary of the rights and is responsible for the obligations related to that portion of the Separation Shared Contract other than the Business Portion (the “Non-Business Portion”) so that, subsequent to the Closing, Purchaser shall have no rights or obligations with respect to the Non-Business Portion of the Separation Shared Contract. If the applicable parties are not able to enter into an arrangement to formally divide, modify and/or replicate one or more Separation Shared Contracts prior to the Closing as contemplated by the previous sentence, then (i) Purchaser shall be entitled to the benefits of the Business Portion of any such Separation Shared Contract accruing on or after the Closing Date to the extent (and only to the extent) that Sellers may provide such benefits (A) without violating the terms of such Separation Shared Contract and (B) without incurring any material expense (and any such expense shall be reimbursed by Purchaser) and (ii) to the extent Purchaser receives such benefits, Purchaser shall perform at its sole cost and expense the obligations of the applicable Seller to be performed after the Closing under the Business Portion of such Separation Shared Contract as in effect on the Closing Date until the earliest of (i) such time as separate Contracts for such goods or services have been agreed between such Seller and the other party to such Contracts, (ii) the election by Seller to terminate such arrangement, (iii) the termination of such Separation Shared Contract and (iv) the date which is 12 months after the Closing Date.

(b) Other Shared Contracts. With respect to any Transferred Shared Contract that is, at Sellers’ sole option, transferred to Purchaser at the Closing, Purchaser shall provide the applicable Seller with the benefits of such Transferred Shared Contract in substantially the manner described in Section 2.6(a) above (subject to the limitations set forth therein), and such Seller shall reimburse Purchaser for such benefits in substantially the manner described in Section 2.6(a) above (subject to the limitations set forth therein), until the earliest of (i) such time as separate Contracts for such goods or services have been agreed between such Seller and the other party to such Contracts, (ii) the election by Seller to terminate such arrangement, (iii) the termination of such Transferred Shared Contract and (iv) the date which is 12 months after the Closing Date.

Section 2.7 Assumption of Certain Liabilities.

(a) On the terms of and subject to the conditions set forth herein, Purchaser shall (i) assume at the Closing and discharge or perform when due the Assumed Liabilities on and after the Closing Date and (ii) assume all obligations for and pay and discharge when due the Cure Amounts relating to each Assigned Contract at the respective Contract Determination Date for such Assigned Contract; provided, that, except as set forth in Section 2.7(b), in no event shall Purchaser assume and discharge when due the Cure Amounts relating to the Excluded Contracts. Except as set forth in this Section 2.7, Purchaser shall not assume or have any Liability or responsibility with respect to any Liability of any nature or kind whatsoever relating to the Business or the Purchased Assets that exists, or arises out of the operation or ownership of the Purchased Assets or the Business, prior to, at or after, the Closing and that is not an Assumed Liability. Except as set forth in this Section 2.7, other than the Assumed Liabilities, Purchaser shall not assume any Liability of any nature or kind whatsoever of Sellers.

(b) From time to time after the date hereof, but in no event later than 60 days following the Closing Date or, if such date does not fall on a Business Day, the next succeeding Business Day (the “Contract Notification Deadline”), Purchaser shall, in its sole discretion, notify Sellers of (i) each Assigned Contract that Purchaser has agreed to assume (each, an “Accepted Contract” and, collectively, the “Accepted Contracts”) and (ii) each Assigned Contract that Purchaser does not desire to assume (each, an “Excluded Contract” and, collectively, the “Excluded Contracts”); provided, that any Assigned Contract that has not been designated by Purchaser as either an Accepted Contract or an Excluded Contract by the Contract Notification Deadline shall be deemed to be an Excluded Contract; and provided, further, that Sellers shall not be deemed in breach under this Agreement (whether as a result of an inaccuracy in a representation or warranty or breach of a covenant) or otherwise if Sellers shall reject an Excluded Contract. Purchaser shall be responsible for and shall pay to each applicable Person that is a party to an Accepted Contract the respective Cure Amount for such Accepted Contract on the Contract Determination Date for such Accepted Contract. In furtherance of the foregoing, the Sale Approval Order shall provide that the assignment and assumption to Purchaser of the Assigned Contracts is approved, subject only to (A) payment by Purchaser of the Cure Amounts for each Assigned Contract, (B) resolution of any assumption objection under Section 365(c)(1) or (c)(2) of the Bankruptcy Code and (C) Purchaser’s right to designate any Assigned Contract an Excluded Contract in accordance with the terms of this Section 2.7(b). From the date hereof until the Contract Notification Deadline, Sellers shall not reject any Assigned Contract unless such contract has been designated an Excluded Contract by Purchaser; provided, that Sellers shall not be deemed in breach under this Agreement (whether as a result of an inaccuracy in a representation or warranty or breach of a covenant) or otherwise if Sellers shall reject an Excluded Contract. Purchaser shall be responsible for, and shall pay in accordance with Section 2.7(c), all costs incurred by Sellers with respect to, and all amounts due by or on behalf of Sellers under, each Assigned Contract, together with all of Sellers’ reasonable, necessary, ordinary course, post-Closing obligations that are specifically attributable to each such Assigned Contract (the “Carrying Costs”) during the period from the Closing Date through the Contract Determination Date for each such Assigned Contract. Except as set forth in this Section 2.7, Purchaser’s Carrying Costs shall not include any attorneys’ or financial advisory fees arising from and directly related to the Bankruptcy Cases or Sellers and their Affiliates status as debtors-in-possession under Chapter 11 of the Bankruptcy Code. With respect to each Assigned Contract, between the Closing Date and such Assigned Contract’s respective Contract Determination Date, Sellers shall provide, to the extent reasonably necessary for Purchaser to operate the Business after the Closing Date and at Purchaser’s sole cost and expense, a subcontract, sublease or sublicense, as may be applicable, to Sellers’ rights Related to the Business pursuant to such Assigned Contract.

(c) With respect to each Assigned Contract, Sellers shall, within 60 days after the later of (i) the Contract Determination Date for such Assigned Contract or (ii) the Contract Notification Deadline, advise Purchaser in writing of the amount of the Carrying Costs with respect to such Assigned Contract in sufficiently reasonable detail; provided, that, without limiting the foregoing, Sellers, in their sole discretion, may advise Purchaser in writing of the amount of Carrying Costs at any time with respect to any Assigned Contract the Carrying Costs of which are equal to or greater than $100,000. Purchaser shall pay the Carrying Costs as so indicated within 10 Business Days after such notification; provided, that Purchaser may object to the Carrying Costs within such 10 Business Day period. If Purchaser makes such an objection, Sellers and Purchaser shall first use good faith efforts to resolve such objection and, absent resolution within 10 Business Days of Purchaser’s objection, the matter shall be submitted to the Bankruptcy Court, whose determination shall be final and binding upon the parties.

(d) Sellers shall file a motion (the “Supplemental Motion”) with the Bankruptcy Court for entry of an Order of the Bankruptcy Court (the “Supplemental Order”) to assume and assign to Purchaser any additional Contracts or any Separation Shared Contracts, in each case that have not been previously rejected by Sellers, as identified by Purchaser and approved by Sellers in their sole discretion (each, an “Additional Contract” and, collectively, the “Additional Contracts”) that, for any reason, are not assumed and assigned to Purchaser pursuant to the Sale Approval Order, with the same effect as if such Contracts had been Assigned Contracts (i) under the Sale Approval Order, including setting a proposed cure amount and seeking a Cure Finding therefor, and (ii) under this Section 2.7, including with respect to the obligation to pay the Cure Amount and Carrying Costs with respect to each such Additional Contract; provided, that Purchaser’s obligation to pay the Carrying Costs for any Additional Contract shall commence upon the date that Sellers approve Purchaser’s request to treat such contract as an Additional Contract hereunder. The Sale Approval Order shall provide that a motion to assume and assign an Additional Contract shall be on notice only to Purchaser and to the non-debtor party or parties to such Contract. If the non-debtor party to any such Additional Contract objects to the assumption and assignment of such Contract or to Sellers’ proposed cure amount, then Sellers shall either settle, at Purchaser’s cost, the objection of such party (subject to approval of Purchaser) or shall litigate, at Purchaser’s cost, such objection under such procedures as the Bankruptcy Court shall approve and proscribe. The Contract Notification Deadline for any Additional Contract shall be deemed to be, and shall be extended until, the later of (x) the date that is 45 days after the date that such Additional Contract is identified by Purchaser to Sellers, subject to the approval of Sellers in their sole discretion; and (y) the date that is three Business Days after the date that the Bankruptcy Court makes a Cure Finding for such Contract (in each case if such date would be after the date that would otherwise be the Contract Notification Deadline). The Sale Approval Order shall provide that with respect to any action required or permitted to be taken by Sellers pursuant to this Section 2.7(d), Purchaser shall pay the legal fees of Sellers involved in any such litigation.

(e) Prior to the Closing Date, Sellers shall file a Supplemental Motion with the Bankruptcy Court for entry of a Supplemental Order to assume and assign to Purchaser any Ancillary Servicing-Related Agreements that have not otherwise been assumed by Sellers and assigned to Purchaser by agreement of the parties thereto in accordance with the terms of the Sale Approval Order. Sellers shall retain all liabilities and obligations with respect to the Cure Amount relating to any such Ancillary Servicing-Related Agreement.

(f) The term “Cure Finding” as used herein shall mean a finding by the Bankruptcy Court in a Final Order determining the amount required to be paid to cure any outstanding defaults under an Assigned Contract so that Sellers may assume and assign such Contract to Purchaser pursuant to Section 365 of the Bankruptcy Code. Upon objection by the non-debtor party to any such Contract, on behalf of Sellers, Purchaser shall, in its sole discretion, either settle or litigate, in each case at Purchaser’s cost, the objection of such party under such procedures as the Bankruptcy Court shall approve and proscribe; provided, however, that if Purchaser decides not to settle or litigate any such objection, Purchaser shall provide Sellers prompt written notice of such decision and Sellers shall either settle or litigate, in each case at Purchaser’s direction and reasonable cost, the objection of such party under such procedures as the Bankruptcy Court shall approve and proscribe. The term “Cure Amount” as used herein means all cure amounts payable in order to cure any defaults or otherwise effectuate, pursuant to the Bankruptcy Code, the assumption by and assignment to Purchaser of an Assigned Contract and assigned to Purchaser under the Sale Approval Order, as determined pursuant to a Cure Finding, a settlement or litigation (in each case at Purchaser’s cost), as provided in this Section 2.7(f). The Sale Approval Order shall provide that with respect to any action, including the preparation, negotiation and filing of any motions or other papers regarding a Cure Finding, required or permitted to be taken by Sellers pursuant to this Section 2.7, Purchaser shall pay the legal fees of Sellers involved in any such litigation.

(g) Nothing contained herein shall be construed to limit Purchaser’s obligation to perform the obligations of the Servicer under the Servicing Agreements from and after the Closing Date based on the status of the Mortgage Loans at that time, although such performance obligation shall not be deemed to cause Purchaser to assume any liability for any act or omission of Sellers (whether as originator, Servicer or otherwise), the indenture trustee or any other Person arising on or before the Closing Date with respect to such Servicing Agreements; provided, however, and for the avoidance of doubt, nothing contained in the preceding sentence is intended to relieve Purchaser from its indemnification obligations under the Servicer Indemnity arising after the Closing Date.

Section 2.8 Retained Liabilities. Sellers shall retain and be liable and responsible for all Retained Liabilities.

Section 2.9 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of O’Melveny & Myers LLP, 7 Times Square Plaza, New York, New York 10036, on the second Business Day following the date on which the conditions set forth in Article VIII (other than those conditions that by their nature can be satisfied only at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived or at such other time and place as the parties hereto may mutually agree. At the Closing, the appropriate parties shall take all actions required under Sections 2.10, 2.11 and 2.12 and all other actions not previously taken but required to be taken hereunder at or prior to the Closing.

Section 2.10 Ancillary Agreements. At the Closing, Sellers shall duly execute and deliver to Purchaser, and Purchaser shall duly execute and deliver to Sellers, each of the following agreements to which they are to be a party (the “Ancillary Agreements”):

(a) Copyright Assignments;

(b) the Escrow Agreement;

(c) the Transition Services Agreement;

(d) the Bills of Sale;

(e) subject to Section 2.7 (to the extent applicable), the Assignment and Assumption Agreements;

(f) subject to Section 2.7, the Assignment and Assumption of Lease Agreements; and

(g) the Lease and Subservicing Agreement, if required pursuant to Section 2.5(e).

Section 2.11 Deliveries by Purchaser.

(a) At the Closing, Purchaser shall deliver to Sellers the following:

(i) the Purchase Price, in accordance with Section 4.1, in immediately available funds by wire transfer to an account or accounts which have been designated by Sellers at least two Business Days prior to the Closing Date;

(ii) the certificate to be delivered pursuant to Section 8.2(c);

(iii) subject to Section 2.7, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Purchaser’s assumption of the Assumed Liabilities and the effective assignment of any Assumed Contracts, Assigned Leases or other Purchased Assets; and

(iv) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement or any Ancillary Agreement.

Section 2.12 Deliveries by Sellers.

(a) Subject to Section 2.7, at the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(i) a certified copy of (A) the Sale Approval Order, which shall not have been modified or amended in any manner that has not been agreed to in writing by Purchaser in its sole discretion and shall have become a Final Order, and (B) all other Orders of the Bankruptcy Court pertaining to the transactions contemplated by this Agreement and the Ancillary Agreements;

(ii) the certificates to be delivered pursuant to Section 8.3(c);

(iii) a master copy of each proprietary software program Related to the Business (in both object code, and to the extent available, source code form); and

(iv) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement or any Ancillary Agreement.

Section 2.13 Limited Representations. Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except as expressly set forth in this Agreement, Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets. Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets.

ARTICLE III

TRANSFERRED EMPLOYEES

Section 3.1 Transferred Employees. With respect to each Business Employee, Schedule 3.1 lists, to the extent such information is permitted to be disclosed under applicable Law: (i) each such person’s title or job/position; (ii) each such person’s job designation (i.e., salaried or hourly); (iii) each such person’s location of employment; (iv) each such person’s employment status (i.e., actively employed or not actively at work (due to, e.g., illness, short-term disability, sick leave, authorized leave or absence, etc.)); (v) each such person’s annual base rate of compensation, target level of 2007 bonus amounts and bonuses received in 2006; and (vi) if applicable, any material, individual specific provisions relating to such person’s employment (e.g., non-compete agreement, golden parachute, etc.).

(a) Not later than 20 days prior to the Closing Date, Sellers will provide Purchaser with an updated Schedule 3.1.

(b) Not later than 15 days prior to the Closing Date, and effective as of the Closing Date, Purchaser shall offer employment to substantially all Business Employees identified on Schedule 3.1 (as updated in accordance with clause (a) of this Section 3.1); provided, that each such offer shall provide that it shall not become effective with respect to a Business Employee unless the applicable Business Employee is actively at work as of the Closing Date. Each such offer of employment shall comply with the requirements of this Section 3.1. The new employment of each Business Employee who accepts a Purchaser’s offer of employment shall commence with effect from the later of the Closing or the date of acceptance. Each Business Employee who accepts a Purchaser’s offer of employment and who becomes an employee of such Purchaser as of the Closing shall be a “Transferred Employee.”

(c) Purchaser’s offer of employment will be at a level of base compensation not less than the level of base compensation as applied to such Person immediately prior to the Closing and with benefits that are substantially similar in the aggregate to those provided by Sellers immediately prior to the Closing Date.

(d) With respect to any accrued but unused paid time off (“PTO”) to which any Transferred Employee is entitled pursuant to the PTO policy applicable to such Transferred Employee immediately prior to the Closing Date (the “PTO Policy”), Purchaser shall assume the liability for accrued PTO of Transferred Employees and shall permit such Transferred Employees to use such PTO; provided, however, that if Purchaser deems it necessary or if otherwise required by applicable Law, Purchaser shall be liable for and pay in cash to each such Transferred Employee an amount equal to the wages relating to such PTO. During the period between the date hereof and the Closing Date, Sellers shall not modify or amend the PTO Policy with respect to any Transferred Employee.

Section 3.2 Employee Benefit Plans. Schedule 3.2 sets forth a true, complete and correct list of each material Plan that covers any Business Employee. Purchaser and its Affiliates shall not assume any Plans or any Liabilities under or with respect to the Plans (except, in Purchaser’s sole discretion, as to any permitted “rollover” accepted by the applicable plan of Purchaser or one of its Affiliates that is elected by a Transferred Employee under a Plan intended to be qualified under Section 401(a) of the Code). Effective as of the Closing, each Business Employee shall be 100% fully vested in his benefits under any Plan that is intended to be qualified under Section 401(a) of the Code.

Section 3.3 COBRA. Sellers and their Affiliates shall retain all obligations relating to compliance with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA under the Plans, regardless of whether a qualifying event occurs prior to, on or after the Closing Date. This Agreement shall not, however, limit the ability of Sellers to amend or terminate any Plan at any time.

Section 3.4 WARN. Sellers agree to provide any required notice under and to otherwise retain all Liabilities relating to WARN, or any similar Laws, with respect to any event affecting Business Employees on or prior to the Closing Date. Purchaser agree to provide any required notice under and to otherwise assume all Liabilities relating to WARN, or any similar Laws, with respect to any event affecting Transferred Employees after the Closing Date.

Section 3.5 Cooperation. Sellers and Purchaser shall provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Article III.

Section 3.6 No Third Party Rights. No provision of this Agreement confers rights or remedies upon any Person, including any Business Employee or any Transferred Employee, other than the Parties.

ARTICLE IV

PURCHASE PRICE; ADJUSTMENT; ALLOCATION

Section 4.1 Purchase Price.

(a) The aggregate consideration for the Purchased Assets (the “Closing Date Purchase Price”) to be paid on the Closing Date shall, subject to the terms and conditions of this Article IV, equal (i) the sum of (A) the Cut-Off Carrington-Related Assets Amount (which amount would equal approximately $57,600,000 if calculated as of April 30, 2007 (instead of the Cut-Off Date) and shall be subject to audit and adjustment as provided in this Article IV), plus (B) the Cut-Off New Century Portfolio-Related Assets Amount (which amount would equal approximately $66,300,000 if calculated as of April 30, 2007 (instead of the Cut-Off Date) and shall be subject to audit and adjustment as provided in this Article IV), plus (C) the Cut-Off First Lien Advances Amount (which amount excludes funds borrowed from any custodial or other accounts under a Servicing Agreement and shall be subject to audit and adjustment as provided in this Article IV), a portion of which Cut-Off First Lien Advances Amount shall be used to pay the Servicer Advance Facility Amount in full, minus (ii) the sum of (A) the Indemnification Holdback Amount, which shall be paid to the Escrow Agent, plus (B) the New Century Portfolio-Related Assets Deduction, if any.

(b) After the Closing, Purchaser shall also, subject to the terms and conditions of this Article IV, pay Sellers an amount up to the Second Lien Advances Amount (the “Second Lien Advances Purchase Price” and, collectively with the Closing Date Purchase Price, the “Purchase Price”), which amounts shall be payable to Sellers on each Distribution Date (as defined in the related Servicing Agreement) as and to the extent the amounts underlying the Second Lien Advances Amounts are actually collected from the obligors under the related Mortgage Loans.

Section 4.2 Purchase Price Adjustments.

(a) On the Closing Date, the Servicer Advance Facility Amount shall be set forth on the Servicer Advance Facility Schedule and shall equal all Obligations (as defined in the Servicer Advance Facility) due and owing under the Servicer Advance Facility as of the close of business on the Business Day prior to the Closing Date.

(b) If it is reasonably determined by Purchaser, in Purchaser’s sole discretion, no earlier than 5 Business Days prior to the Closing Date, that Sellers are unable to transfer, assign and convey good, valid and marketable title to all of the Servicing Rights with respect to the New Century Portfolio-Related Assets, free and clear of any and all Liens, Purchaser shall have the right, in Purchaser’s sole discretion, to reduce the Purchase Price by the New Century Portfolio-Related Assets Amount (the “New Century Portfolio-Related Assets Deduction”), in which event (i) Purchaser shall not purchase from Sellers and Sellers shall not sell, convey, transfer, assign and deliver to Purchaser the Servicing Rights with respect to the New Century Portfolio-Related Assets or any Purchased Assets or Assumed Liabilities relating solely to the New Century Portfolio-Related Assets on the Closing Date, (ii) the defined terms “Purchased Assets,” “Business” and “Assumed Liabilities” shall be deemed to exclude the Servicing Rights with respect to the New Century Portfolio-Related Assets and any Purchased Assets or Assumed Liabilities relating solely to the New Century Portfolio-Related Assets and (iii) any (A) representations or warranties made by either Seller in this Agreement and (B) any covenant of either Seller in this Agreement, in each case that are applicable to the Servicing Rights with respect to the New Century Portfolio-Related Assets and any Purchased Assets or Assumed Liabilities relating solely to the New Century Portfolio-Related Assets, shall no longer be applicable thereto. If Purchaser does not purchase the Servicing Rights with respect to the New Century Portfolio-Related Assets at the Closing and Purchaser and Sellers elect to continue to attempt to effect the purchase of such assets, Purchaser and Sellers shall use all commercially reasonable efforts to resolve the issues causing Sellers to be unable to transfer the Servicing Rights with respect to the New Century Portfolio-Related Assets as promptly as possible and, if all such issues are resolved, Sellers shall sell such assets to Purchaser after the Closing Date.

(c) As of the date hereof, Purchaser has retained and shall continue to retain, at its own cost, an independent accounting firm to audit prior to the Closing Date the calculation, as of fifteen days prior to the Closing Date (the “Pre-Closing Audit Report”), as of the Cut-Off Date (the “Cut-Off Date Audit Report”) and as of the Closing Date (the “Closing Date Audit Report” and, together with the Pre-Closing Audit Report and the Cut-Off Date Audit Report, the “Audit Reports”), of (i) the outstanding stated principal balance of all Mortgage Loans under the Servicing Agreements in the Mortgage Loan Schedule, the Cut-off Date Mortgage Loan Schedule and the Closing Date Mortgage Loan Schedule, (ii) the Servicer Advance Facility Amount, and (iii) the Advances Amount, in each case including the calculation of collections and distributions pursuant to the Servicing Agreements and the Servicer Advance Facility used in calculating such amounts. Purchaser shall provide Sellers with each of the Audit Reports as promptly as possible after Purchaser receives such Audit Reports from the auditor, and Sellers shall have the right to dispute all matters included in each Audit Report. Purchaser and Sellers shall negotiate in good faith to resolve all disputed matters with respect to each Audit Report as promptly as possible. If no Seller disputes the Closing Date Audit Report, such Closing Date Audit Report shall be deemed final by Sellers and Purchaser, and the Purchase Price on the Closing Date pursuant to Section 4.1, as adjusted after the Closing Date pursuant to Section 4.3, shall be increased or decreased to reflect the results of such Closing Date Audit Report, as shall have been agreed by Sellers and Purchaser.

(d) If Sellers dispute any of the Audit Reports (or any item included therein) set forth in Section 4.2(c) above, such dispute shall be resolved in the following manner: (i) Sellers shall notify Purchaser within 10 days after Sellers’ receipt of the Audit Report, which notice shall specify in reasonable detail the nature of the dispute; (ii) during the 15-day period following Purchaser’s receipt of such notice, Sellers and Purchaser shall use their commercially reasonable efforts to resolve such dispute in good faith; and (iii) if at the end of such 15-day period Sellers and Purchaser shall have failed to resolve such dispute in writing, Sellers and Purchaser shall submit the item(s) in dispute as promptly as practicable to a national accounting or consulting firm (the “Arbitrating Accountants”) with experience in the mortgage loan business and that is independent of Sellers and Purchaser and their respective Affiliates to be selected by mutual agreement between Sellers and Purchaser. The Arbitrating Accountants shall act as an arbitrator and shall resolve the dispute as to the Audit Report within 30 days after such dispute is referred to it. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the cost of the Arbitrating Accountants hereunder shall be borne equally by Sellers and Purchaser. This provision for arbitration shall be specifically enforceable by the parties hereto. The decision of the Arbitrating Accounts in accordance with the provisions hereof shall be final and binding (absent manifest error), and there shall be no right of appeal therefrom.

Section 4.3 Post-Closing Adjustments.

(a) Not later than the 15th day following the Closing Date, Purchaser shall prepare (after consultation with Sellers) and deliver to Sellers a statement based on the Closing Date Audit Report (the “Purchase Price Adjustment Statement”) setting forth for the Servicing Agreements: (i) the Closing Servicing Agreement Amounts and the amount (the “Closing Adjustment Difference”), positive or negative, equal to (A) the Cut-Off Servicing Agreement Amounts for such Servicing Agreements transferred from Sellers to Purchaser hereunder as paid for such Servicing Agreements at the Closing, minus (B) the Closing Servicing Agreement Amounts for such Servicing Agreements; and (ii) the Closing First Lien Advances Amount and the amount (the “Advances Amount Difference”), positive or negative, equal to (A) the Cut-Off First Lien Advances Amount for such Servicing Agreements transferred from Sellers to Purchaser hereunder as paid at the Closing, minus (B) the Closing First Lien Advances Amount. Sellers shall provide reasonable cooperation, including reasonable access to books, records, employees in connection with the preparation of the Purchase Price Adjustment Statement.

(b) If the sum of (i) the Closing Adjustment Difference, plus (ii) the Advances Amount Difference (such sum, the “Post-Closing Purchase Price Adjustment”) is a positive number, then (A) Sellers shall, within three Business Days of delivery of the Purchase Price Adjustment Statement, pay to Purchaser an amount in cash, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, equal to 90% of the Cash Purchase Price portion of the Post-Closing Purchase Price Adjustment and (B) shall cause the Escrow Agent to, within three Business Days of delivery of the Purchase Price Adjustment Statement, pay to Purchaser an amount in cash, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, equal to 10% of the Cash Purchase Price portion of the Post-Closing Purchase Price Adjustment. If the Post-Closing Purchase Price Adjustment is a negative number, then Purchaser shall, within three Business Days of delivery of the Purchase Price Adjustment Statement, (1) pay to Sellers an amount in cash, by wire transfer of immediately available funds to an account designated by Sellers, equal to 90% of the Cash Purchase Price portion of the Post-Closing Purchase Price Adjustment and (2) pay to the Escrow Agent an amount in cash, by wire transfer of immediately available funds, equal to 10% of the Cash Purchase Price portion of the Post-Closing Purchase Price Adjustment.

Section 4.4 Deposit Amount. Purchaser represents and warrants that it has delivered to the Deposit Escrow Agent, pursuant to the terms of the Deposit Escrow Agreement, $10,000,000 in immediately available funds (such amount, together with the interest accrued thereon prior to the Closing, the “Deposit Amount”) to be held by the Deposit Escrow Agent in an interest bearing account reasonably acceptable to Purchaser and Sellers to serve as an earnest money deposit under this Agreement, and to be released in accordance with the following procedures:

(a) Deposit Instructions. If the Closing shall occur, on the Closing Date, Sellers and Purchaser shall jointly instruct the Deposit Escrow Agent to deliver the Deposit Amount, by wire transfer of immediately available funds, to an account of Sellers as set forth in the Deposit Escrow Agreement (and such Deposit Amount shall be applied toward the payment of the Purchase Price).

(b) Violation of Agreement. If this Agreement is validly terminated by Sellers pursuant to Section 9.1.(d)(i) or 9.1(d)(ii), the Deposit Escrow Agent shall deliver the Deposit Amount, in accordance with the terms of the Deposit Escrow Agreement, by wire transfer of immediately available funds, to an account of Sellers as set forth in the Deposit Escrow Agreement, to be retained by Sellers.

(c) Other Reason. If this Agreement is validly terminated in accordance with the terms and conditions of Article IX other than by Sellers pursuant to Section 9.1(d)(i) or 9.1(d)(ii), Sellers and Purchaser shall jointly instruct the Deposit Escrow Agent to deliver the Deposit Amount, by wire transfer of immediately available funds, to an account of Purchaser as set forth in the Deposit Escrow Agreement, to be retained by Purchaser.

Section 4.5 Allocation of the Purchase Price.

(a) The Purchase Price and the value of any Assumed Liabilities shall be allocated among the Business, the Purchased Assets and the agreements provided herein for transfer of the Business to Purchaser in a manner consistent with the allocation schedule set forth in Schedule 4.5(a) (the “Allocation Schedule”), which Allocation Schedule shall be mutually agreed upon by Purchaser and Sellers within 120 days after the Closing Date to the extent reasonably possible, in compliance with Section 1060 of the Code and the regulations promulgated thereunder. If the Allocation Schedule is not mutually agreed upon within such period, the parties shall submit such dispute to a nationally recognized independent accounting firm mutually chosen by the parties (the “Independent Accounting Firm”) for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable forms with the IRS and other Tax authorities. The Independent Accounting Firm’s review shall be final and binding on all parties. The fees and expenses of the Independent Accounting Firm shall be borne 50% by Sellers, on the one hand, and 50% by Purchaser, on the other hand.

(b) Each of Sellers and Purchaser shall (i) timely file all forms (including IRS Form 8594) and Tax Returns required to be filed in connection with the Allocation Schedule, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return. Each of Purchaser, on the one hand, and Sellers, on the other hand, will provide the other with copies of IRS Form 8594 and any required exhibits thereto, consistent with the allocation determined pursuant to this Section 4.5 upon request. In the event that the allocation set forth on the Allocation Schedule is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence of, material developments regarding, and resolution of such dispute.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Final Disclosure Schedules, Sellers represent and warrant to Purchaser that the statements contained in this Article V are true and correct as of the date of the delivery of the Final Disclosure Schedules, except that the statements contained in Sections 5.1 (other than with respect to the Ancillary Agreements), 5.2, and 5.3(a) are true and correct as of the date of this Agreement and the date of the delivery of the Final Disclosure Schedules.

Section 5.1 Authorization; Validity of Agreement; Seller Action. Subject to entry and effectiveness of the Sale Approval Order, each Seller has the corporate power and authority (a) to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is or will be a party, (b) to perform its obligations hereunder and thereunder (subject to entry and effectiveness of the Bidding Procedures Order), and (c) to consummate the transactions contemplated hereby and thereby. Subject to entry and effectiveness of the Sale Approval Order, the execution, delivery and performance of this Agreement by each Seller and of each Ancillary Agreement by each Seller that is or will be a party thereto, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each Seller and no other corporate actions or proceedings on the part of such Seller are necessary to authorize this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by or on behalf of each Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability (the “Enforceability Exceptions”), (ii) that enforceability of the provisions hereof requiring consummation of the transactions contemplated hereby is subject to entry and effectiveness of the Sale Approval Order or any other action by the Bankruptcy Court and (iii) that enforceability of all other provisions hereof is subject to entry and approval of the Bidding Procedures Order or any other action by the Bankruptcy Court. Subject to entry and effectiveness of the Sale Approval Order, each Ancillary Agreement will be duly and validly executed and delivered by each Seller that will be a party thereto at or prior to the Closing, and upon such execution and delivery (assuming such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto) will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, subject to the Enforceability Exceptions.

Section 5.2 Capitalization. Parent owns 100% of the issued and outstanding shares of capital stock of New Century TRS Holdings, Inc. (“TRS”), and TRS owns 100% of the issued and outstanding shares of the capital stock of the Company.

Section 5.3 Organization and Good Standing. Except as a result of the commencement of the Bankruptcy Cases, each Seller (a) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and (b) has all requisite corporate or other organizational power and, subject to any required Bankruptcy Court approval, authority to own, lease, hold and operate its properties and assets and to carry on the Business as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect. Each Seller is qualified to do business as a corporation or foreign corporation, as applicable, and is in good standing in all jurisdictions where it owns or leases real property in connection with the Business or otherwise conducts the Business, except where the failure to so qualify or to so be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Consents and Approvals; No Violations. Subject to the approval of the Bankruptcy Court, no Consent of, or declaration, filing or registration with, any Government Entity is required to be obtained or made, as applicable, by either Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement, except for: (a) Consents of, and declarations, filings and registrations with, the Bankruptcy Court; (b) the filing of a notification and report form under the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder and (c) Consents, declarations, filings and registrations the failure to have which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The items referred to in clauses (a) and (b) of this Section 5.4 are hereinafter referred to as the “Governmental Requirements.”

Section 5.5 [Reserved.]

Section 5.6 Absence of Certain Changes. As of the date hereof, except (a) as set forth on Schedule 5.6; (b) as a result of the commencement of the Bankruptcy Cases; and (c) as contemplated by this Agreement, since December 31, 2006, Sellers have performed their duties and obligations under the Servicing Agreements in the Ordinary Course of Business.

Section 5.7 Confidentiality. To the Knowledge of Sellers, Sellers have taken all steps reasonably necessary to preserve the confidential nature of all material confidential information (including any trade secrets and other proprietary information) Related to the Business.

Section 5.8 Title to Assets and Properties; Liens. Subject to entry and effectiveness of the Sale Approval Order and except as provided in Section 2.7, at the Closing, Sellers shall transfer to Purchaser good title to, or a valid lease or license interest in, all of the Purchased Assets, free and clear of all Liens. Except as set forth on Schedule 5.8, no Affiliate of Seller has any right, title or interest in or to the Purchased Assets, other than as a stockholder of the Company.

Section 5.9 Sufficiency of Purchased Assets. Except as expressly set forth on Schedule 5.9 and except for the Shared Contracts and the Excluded Contracts, the Purchased Assets, whether real or personal, tangible or intangible (a) comprise all of the assets, properties and rights that are necessary to conduct the Business as it is currently conducted consistent with past practice and (b) comprise all of the assets, properties and rights that are currently used by Sellers and their Affiliates to conduct the Business.

Section 5.10 Real Property. Sellers do not own any real property that is used primarily in the conduct of the Business. Sellers have delivered true, correct and complete copies of all Leases Related to the Business, and any amendments, supplements, schedules or exhibits thereto.

Section 5.11 Leases. Schedule 5.11 sets forth a true and complete list of each Lease, as of the date hereof, copies of which have heretofore been delivered to Purchaser. Subject to the approval of the Bankruptcy Court pursuant to the Sale Approval Order, each Lease is in full force and effect and, except as limited by the Bankruptcy Code, is a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Following the assumption, cure and upon the assignment of such leases by Sellers to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and the requisite Order of the Bankruptcy Court, there shall be no existing monetary defaults by any Seller under any of the Assigned Leases and no events that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any Assigned Lease by any Seller.

Section 5.12 Environmental Matters. To the Knowledge of Sellers and except as would not have a Material Adverse Effect:

(a) neither any Seller nor any third party, has engaged in the generation, use, manufacture, treatment, transportation, storage or disposal of any hazardous material on the Leased Real Property;

(b) the Leased Premises, as currently used and occupied, comply with applicable Environmental Laws or do not have thereon, therein or thereunder any hazardous materials;

(c) each Seller and the Purchased Assets are in compliance with all Environmental Laws (including the possession by Sellers of all Permits and other Governmental Authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof); and

(d) there is no Environmental Claim Related to the Business, pending or threatened, that seeks to impose, or that would reasonably be expected to result in the imposition on Sellers of, any obligation or liability under any Environmental Law.

Section 5.13 Description of Mortgage Servicing Portfolio; Servicing Agreements; Mortgage Loans.

(a) Mortgage Servicing Portfolio. Sellers have delivered to Purchaser in a spreadsheet attached as Schedule 5.13(a) a schedule dated as of March 31, 2007 that provides information with respect to the Mortgage Loans and all REO Properties underlying the RMBS Transactions (the “Mortgage Loan Schedule,” which term includes, except where the context requires otherwise, an updated schedule (the “Cut-Off Date Mortgage Loan Schedule”) to be prepared as of the Cut-Off Date and delivered pursuant to Section 8.3(d) and an updated schedule (the “Closing Date Mortgage Loan Schedule”) to be prepared as of the close of business on the Closing Date and delivered pursuant to Section 8.3(d)). The Mortgage Loan Schedules shall contain the information included in, and be prepared in accordance with, the Mortgage Loan Schedules as defined in the Servicing Agreements. The information set forth in the Mortgage Loan Schedule is true, complete and correct as of the date thereof and the information in the Cut-Off Date Mortgage Loan Schedule and the Closing Date Mortgage Loan Schedule to be prepared and delivered to Purchaser in accordance with Section 8.3(d) will be true complete and correct as of the Cut-Off Date and the Closing Date, respectively.

(b) Servicing Agreements. Except as set forth on Schedule 5.13(b), the Servicing Agreements set forth all of the provisions with respect to fees and other income and set forth in all material respects all of the other terms and conditions of Sellers’ rights and obligations relating to the servicing of the Mortgage Loans, and there are no other agreements, written or oral, that modify or affect the Servicing Agreements or the Servicing Fees and the Servicing Rights thereunder. The Company and Parent, as applicable, own the entire right, title and interest in and to the Servicing Rights and the sole right to service the Mortgage Loans, subject to the Servicing Agreements but free and clear of all Liens, except for the rights of subservicers disclosed on Schedule 5.13(b). Except as set forth on Schedule 5.13(b): (i) the transfer, assignment and delivery of the Servicing Rights in accordance with the terms and conditions of this Agreement and in accordance with the provisions of Section 365 of the Bankruptcy Code and the requisite Order of the Bankruptcy Court shall, upon execution and delivery of the applicable Assignment and Assumption Agreements by the parties thereto, grant to Purchaser all of Sellers’ Servicing Rights; (ii) each Servicing Agreement is in full force and effect, is the valid, binding and enforceable agreement of Sellers, except for the Enforceability Exceptions, and, upon the assignment of each such Servicing Agreement to Purchaser in accordance with this Agreement and the Sale Approval Order, will be enforceable by Purchaser, except for the Enforceability Exceptions; (iii) neither Sellers nor, to the Knowledge of Sellers, any of the other parties thereto, is in default under, nor has any triggering event occurred under, any Servicing Agreement, and no event has occurred that, by itself or with notice or the passage of time or both, would constitute a default or triggering event under any Servicing Agreement; (iv) none of the other parties to any of the Servicing Agreements or certificate holders have provided written notice to any of Sellers that such party will be terminating, modifying or amending any of the Servicing Agreements (or otherwise seeking to terminate, modify or amend, or reduce Sellers’ benefits or the Servicing Rights under, any of the Servicing Agreements), and neither Seller has any knowledge to the contrary; (v) no written claim has been made against a Seller for indemnification pursuant to any Servicing Agreement; and (vi) Sellers have not engaged any subservicers, subcontractors or other agents to perform any of Sellers’ duties pursuant to the Servicing Agreements, other than engagements that are pursuant to agreements permitted by, and in compliance in all material respects with the requirements of, the applicable Servicing Agreements and have not been terminated, and all fees and expenses in connection therewith have been paid when due, except in each of clauses (i) through (vi) as would not reasonably be expected to have a Material Adverse Effect.

(c) Compliance with Applicable Servicing Agreements and Law. Except as set forth on the 1122 Servicer’s Assessments of Compliance provided pursuant to Regulation AB with respect to Sellers’ servicing platform, the servicing of the Mortgage Loans has been performed by the applicable Seller in compliance in all material respects with all provisions of the related Mortgage Loan Documents, the applicable Servicing Agreements and Law. From and after the time a Mortgage Loan became subject to the applicable Servicing Agreements, such Mortgage Loan was serviced in material compliance with such Servicing Agreement and applicable Law.

(d) Advances. Except as set forth on Schedule 5.13(d) (which schedule shall be updated as of the Cut-Off Date and the Closing Date), (i) all Advances made by Sellers prior to and through and including the date set forth on Schedule 5.13(d), the Cut-Off Date and the Closing Date have been made in compliance in all material respects with the terms of the applicable Servicing Agreement and the Servicer Advance Facility; (ii) the amount of each Advance, in each case in accordance with the applicable Servicing Agreement, are set forth on Schedule 5.13(d) as of the date set forth on such schedule, the Cut-Off Date and the Closing Date, and (iii) all Advances are valid and subsisting amounts owing to Sellers, payable at the times and in accordance with the provisions of the applicable Servicing Agreement, free and clear of all Liens other than Liens arising under the Servicer Advance Facility.

Section 5.14 Contracts and Commitments.

(a) Sellers have made available to Purchaser true and complete copies of all Assumed Contracts. Schedule 5.14 sets forth a true and complete list of all the Contracts (other than Intellectual Property Licenses and Real Property Leases) of the following types to which either Seller is a party and that are Related to the Business:

(i) any Contract that either (A) requires a payment by any party in excess of, or a series of payments that in the aggregate exceed, $100,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $100,000, (B) has a term of, or requires the performance of any obligations by any party over a period in excess of, 12 months or (C) is not cancelable by a Seller on notice of not longer than 90 days;

(ii) any Shared Contract;

(iii) any Contract with a licensor, developer, remarketer, distributor, and supplier of IT Assets or information technology services to a Seller Related to the Business pursuant to which a Seller paid, was billed or billed in the aggregate $100,000 or more during the most recent fiscal year;

(iv) any material Contract pursuant to which either Seller has made or will make loans or advances in an amount in excess of $100,000, other than in the Ordinary Course of Business;

(v) any Contract involving a partnership, joint venture or other cooperative undertaking;

(vi) any Contract containing commitments of suretyship, guaranty or indemnification by a Seller Related to the Business except in the Ordinary Course of Business;

(vii) any Contract for any material capital expenditures or material leasehold improvements;

(viii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of either Seller in connection with the Business;

(ix) any Software Contract;

(x) any Post-Petition Contract;

(xi) any other Contract not made in the Ordinary Course of Business that is to be performed in whole or in part at or after the date of this Agreement; and

(xii) any Contract not specified above the termination of which would result in a Material Adverse Effect.

(b) No Seller is subject to a non-competition agreement or similar Contract with respect to the Business.

(c) No Seller has outstanding any material Contract Related to the Business to acquire any debt obligations of others, other than acquisitions of delinquent and defaulted receivables and Advances (including the reimbursement thereof) or in the Ordinary Course of Business.

(d) Except to the extent that Advances may be deemed to be loans, no Seller has any material outstanding loan to any Person Related to the Business, it being understood that obligations to reimburse employees for relocation, business, travel, entertainment or similar expenses incurred in the Ordinary Course of Business shall not be deemed loans for such purposes.

(e) Except as set forth on Schedule 5.14(e), all Contracts Related to the Business to which a Seller is a party and to which the Purchased Assets or Assumed Liabilities are subject are in full force and effect and, subject to the Enforceability Exceptions, are enforceable against each party thereto in accordance with the express terms thereof. To the Knowledge of Sellers, there are no material disputes pending or threatened under any Contract included in the Purchased Assets or Assumed Liabilities.

Section 5.15 Litigation and Claim. Except as set forth on Schedule 5.15, as of the date hereof, there is no material action, suit, demand, inquiry, proceeding, claim, hearing or investigation by or before any Government Entity pending or, to the Knowledge of Sellers, threatened against or involving either Seller and Related to the Business or involving any of the Purchased Assets. Except as set forth on Schedule 5.15, Sellers and the Purchased Assets are not subject to any judgment, writ, award, injunction, Order or decree that is Related to the Business and is expected to have a Material Adverse Effect.

Section 5.16 Compliance with Laws; Regulatory Approvals. Except as set forth on forth on Schedule 5.16, Sellers are in compliance in all material respects with all Laws that are Related to the Business or the Purchased Assets, and no notice, charge, claim, action or assertion has been received by any Seller or has been filed, commenced or, to the Knowledge of Sellers, threatened against either Seller alleging any material violation of any of the foregoing. Except as set forth on forth on Schedule 5.16, Sellers have in place policies and procedures to enable them to comply with the material terms of any applicable federal and state consent Orders Related to the Business and class action settlements Related to the Business; to the Knowledge of Sellers, no events have occurred that would preclude Sellers from being able to comply with the material terms of any such consent orders or settlements.

Section 5.17 Permits. Except as set forth on forth on Schedule 5.17, Sellers hold all material Permits and other Government Authorizations of all Government Entities that are necessary for the operation of the Business, taken as a whole, and no such Permit or other Government Authorization is subject to any pending or, to the Knowledge of Sellers, threatened proceeding seeking impairment, revocation or forfeiture. Sellers are in compliance in all material respects with the terms of all such Permits and other Government Authorizations.

Section 5.18 Employee Benefit Plans. No Seller or any ERISA Affiliate has in the last six years maintained, or has any Liability or potential or contingent Liability with respect to, any Title IV Plans. No Seller or any ERISA Affiliate has in the last six years been an employer under, or has any Liability or potential or contingent Liability with respect to, any Multiemployer Plan.

Section 5.19 Tax Matters.

(a) (i) Each Seller has timely filed or caused to be timely filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date will timely file (taking into account any applicable extensions), all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax Laws, (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects, and (iii) all material Taxes payable by Sellers have been timely paid, or in the case of Taxes due between the date of this Agreement and the Closing Date will be timely paid.

(b) There are no liens for a material amount of Taxes upon the assets of Sellers except liens for current Taxes not yet due and payable and for which adequate reserves are maintained in the Financial Statements in accordance with GAAP.

(c) (i) No Tax Return of any Seller or any Affiliate of any Seller is currently under audit or examination by any taxing authority, and (ii) no notice of such an audit or examination has been received by any Seller.

(d) Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been timely paid.

(e) Other than this Agreement, no Seller is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), other than any such customary agreements with customers, vendors, lessors or other similar parties entered into in the Ordinary Course of business.

(f) None of the Purchased Assets (i) is “tax exempt use property” within the meaning of Section 168(h) of the Code, (ii) is subject to a least under Section 7701(h) of the Code or under any predecessor section thereof, (iii) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(1)(8) of the Code, or (iv) directly or indirectly secures any indebtedness of the interest on which is exempt under Section 103(a) of the Code.

(g) Sellers have filed a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes for each state, county, local, municipal or foreign jurisdiction in which they are required to do so, other than any failure to file that would not result in a liability for a material amount of Taxes.

(h) No Seller has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(i) No Seller has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. §§1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state or local Law.

Section 5.20 Intellectual Property. To the Knowledge of Sellers:

(a) Schedule 5.20(a) sets forth a true and complete list of all IT Assets and Schedule 5.20(b) sets forth a true and complete list of all Transferred Intellectual Property as of the date hereof. Sellers are the exclusive owners or valid licensees of all Transferred Intellectual Property, free and clear of all Liens.

(b) All registrations and applications for the Transferred Intellectual Property (including without limitation registrations with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other filing offices, domestic or foreign) that are owned by Sellers and that are used in and are material to the conduct of the Business as currently conducted are (i) valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no Transferred Intellectual Property or any registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal proceeding (including litigation) or governmental proceeding before any Government Entity in any jurisdiction, or of any outstanding Order, judgment, decree or agreement adversely affecting the ownership, validity, registrability, or enforceability of the Intellectual Property of Sellers’ use thereof or rights thereto.

(c) With respect to the Transferred Intellectual Property: (i) Sellers own and possess all right, title and interest in and to, or have a valid, binding and enforceable license to use, such Transferred Intellectual Property, subject to the Enforceability Exceptions; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Transferred Intellectual Property has been made or is threatened; (iii) none of the Transferred Intellectual Property is being infringed upon or violated by any other person; (iv) Sellers have not received any notices of any infringement or misappropriation by any third party with respect to the Transferred Intellectual Property; and (v) Sellers have not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.

(d) Each of the IT Assets used by either Seller in the conduct of the Business was either: (i) developed by employees of either Seller within the scope of their employment, or (ii) developed on behalf of either Seller by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in either Seller, as the case may be, pursuant to written agreements; or with respect to all Software Contracts identified as licenses, from third parties in Schedule 5.20(a). Sellers have validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the software programs and the Technical Documentation. The software programs and Technical Documentation contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The software programs and Technical Documentation do not contain derivate works of any programming or materials not owned in their entirety by either Seller and included in the Assets. Sellers have not received any notices of any infringement or misappropriation by any third party licensor with respect to any IT Assets. Subject to the entry of the Sale Approval Order, Sellers have the legal power to convey to Purchaser under this Agreement the rights granted to either Seller (as applicable) under any license or assignment for any IT Assets, and neither Seller is subject to any contractual, legal or other restriction on the use of IT Assets that is owned by or licensed to either Seller. Sellers shall promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by Purchaser and necessary for the transfer or assignment of such IT Assets to Purchaser.

(e) Sellers have taken all reasonable measures to protect the secrecy, confidentiality and value of all trade secrets required for, Related to and used in the Business, and such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached. No employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by either Seller in the furtherance of the Business that have not been assigned to either Seller.

(f) All current employees of Sellers have executed valid intellectual property and confidentiality agreements for the benefit of Sellers pursuant to which, among other things, each such employee has assigned each of his or her inventions to Sellers. All assignments of inventions by such employees to Sellers have been properly filed. No such employee’s performance of his or her employment activities violates the intellectual property or other rights of any Person.

(g) Neither Seller is in breach of any (i) Software Contract, or (ii) any license, sublicense or other agreement relating to the IT Assets or Transferred Intellectual Property, and the execution and delivery of this Agreement, or the performance of its obligations hereunder will not result in the breach of, or give rise to the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of either Seller under, or a loss of any benefit to which either Seller is entitled under, or the imposition of any obligation under, or a Lien on, any Software Contract, or license, sublicense or other agreement relating to the IT Assets or Transferred Intellectual Property.

(h) Neither Seller has granted, transferred, or assigned any right or interest in the software programs, the Technical Documentation, or the Transferred Intellectual Property to any person or entity, except as identified as Excluded Assets.

Section 5.21 Brokers or Finders. Other than Lazard Freres & Co. LLC, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the transactions contemplated hereby as a result of any action taken by Sellers.

Section 5.22 Affiliate Transactions. Except as set forth on Schedule 5.22 and other than Plans, there are no contracts, agreements, commitments or other continuing transactions Related to the Business between (a) a Seller, on the one hand, and (b) the other Seller, any Affiliate of either Seller or any present or former director, officer or management employee of either Seller or any Affiliate of either Seller or any member of such director’s, officer’s or employee’s family.

Section 5.23 Operation of the Business. Except as set forth on Schedule 5.23, (a) the Business is conducted only through Sellers and not through any other Person, division or any direct or indirect Subsidiary or Affiliate of either Seller, (b) no material part of the Business is operated by any Person other than Sellers, (c) no Person other than Sellers owns or possesses any material assets or properties that are primarily used or held for use in connection with, primarily arising from or primarily relating to the Business (other than Excluded Assets), and (d) neither Sellers nor any of their Affiliates engages, directly or indirectly, in any business activities that are competitive with the Business.

Section 5.24 PTO Liability. To the Knowledge of Sellers, as of May 21, 2007, the liability for accrued PTO of Business Employees is not greater than $1,100,000.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of Seller. Subject to any obligations as debtors or debtors-in-possession under the Bankruptcy Code, or any Order of the Bankruptcy Court, Sellers covenant and agree that, after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as may be agreed in writing by Purchaser:

(a) except as set forth on Schedule 6.1(e), the Business shall be conducted substantially in the same manner as heretofore conducted, and Sellers shall use commercially reasonable efforts to preserve the business organization of the Business intact, keep available the services of the current officers and employees of the Business and maintain the existing relationships with customers, suppliers, creditors, business partners and others having business dealings with the Business; provided, that this clause (a) shall not limit Sellers’ right to amend or terminate any Plan;

(b) prior to the Closing, Sellers or their Affiliates shall not modify, amend or terminate any of the Assumed Contracts, except in the Ordinary Course of Business or as necessary to assume and assign the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code;

(c) Sellers or their Affiliates shall not terminate or permit to lapse any material Permits or other Government Authorizations of any Government Entities that are necessary for the operation of the Business and the failure to have which would cause a Material Adverse Effect, except when such termination or lapse results from any Order or other proceeding instituted by any Government Entity;

(d) Sellers or their Affiliates shall not lease, license, mortgage, pledge or encumber any Purchased Assets other than in the Ordinary Course of Business and under the DIP Agreement (provided that Sellers shall be able to transfer the Purchased Assets to Purchaser free and clear of all such liens and claims upon the Closing) or purchase, transfer, sell or dispose of any Purchased Assets other than in the Ordinary Course of Business or dispose of or permit to lapse any rights to any Transferred Intellectual Property other than in the Ordinary Course of Business;

(e) Sellers or their Affiliates shall not fire any Business Employee other than for cause and except as set forth on Schedule 6.1(e);

(f) Sellers or their Affiliates shall not make any change to increase the rate of base compensation or, other than in connection with a sale-related incentive or retention plan as such sale-related incentive or retention plan is approved by a Bankruptcy Court Order, bonus opportunity of any Business Employee;

(g) Sellers or their Affiliates shall not enter into any Contract or transaction relating to the Purchased Assets, or enter into any Software Contracts Related to the Business, other than in the Ordinary Course of Business;

(h) Sellers or their Affiliates shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing, as applicable, set forth in Article VIII, not being satisfied, or would make any representation or warranty of Sellers contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date or that would materially impair the ability of Sellers or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(i) Sellers shall conduct the Business in accordance with applicable Law and Applicable Requirements in all material respects and shall maintain in full force and effect all material Permits and other Government Authorizations, except where the failure to remain in full force and effect results from any Order or other proceeding instituted by any Governmental Entity; and

(j) no Seller nor any Affiliate of a Seller shall enter into any agreement, Contract, commitment or arrangement (i) to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing or (ii) that would violate any of the provisions of Section 5.6.

Section 6.2 Access.

(a) Between the date of this Agreement and the Closing, Sellers shall (i) afford Purchaser and its authorized representatives reasonable access to all Books and Records, offices and other facilities Related to the Business, as well as management and other employees Related to the Business, of Sellers, (ii) permit Purchaser to make reasonable inspections and to make copies of such Books and Records as it may require and (iii) furnish Purchaser with such financial and operating data Related to the Business and other information which is Related to the Business as Purchaser may from time to time reasonably request; provided, however, that such access shall not unreasonably disrupt the business of Sellers.

(b) Purchaser and its authorized representatives (including its designated advisors or consultants) may during normal business hours and upon reasonable advance notice, enter into and upon all or any portion of Sellers’ properties Related to the Business (including all Real Property) in order to investigate and assess, as Purchaser deems necessary or appropriate in its reasonable discretion, the environmental and other condition of such properties or the business conducted thereat. Sellers shall, and shall cause its employees, counsel and financial advisors to, cooperate with Purchaser and its authorized representatives in conducting such investigation, shall allow Purchaser and its authorized representatives full access during normal business hours, upon reasonable advance notice, to their properties Related to the Business, together with full permission to conduct such investigation.

(c) Purchaser shall preserve for a period of six years after the Closing Date all Books and Records relating to the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, Purchaser shall provide Sellers with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of Purchaser and (ii) the books of account and records of Purchaser, but, in each case, only to the extent relating to the conduct Business prior to the Closing Date, and Sellers and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Purchaser; and provided, further, that such information shall be held by Purchaser in confidence to the extent required by, and in accordance with, the Confidentiality Agreement and Law. Such records may nevertheless be destroyed by Purchaser if (x) Purchaser sends to Sellers a written request to destroy records, specifying with particularity the contents of the records to be destroyed, and (y) Sellers, in their sole discretion, provide their written consent to such request. Such records may then be destroyed after the 30th day after such written consent is provided by Sellers; provided, however, that if such written consent is not provided by Sellers, then Purchaser shall deliver such records to Sellers.

Section 6.3 Cooperation; Efforts and Actions to Cause Closing.

(a) Following the date hereof and until the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Sellers shall cooperate in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to satisfy the conditions to the Closing, as applicable, set forth in Article VIII and to consummate the Closing and the transactions contemplated hereby as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the transactions contemplated hereby and the taking of such actions as are necessary to obtain all requisite approvals, authorizations, consents, Orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Government Entity, including the Sale Approval Order.

(b) Following the date hereof and until the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Government Entity or any other information supplied by such party to a Government Entity in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly provide the other parties with copies of any communication (including any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby or the entry of the Sale Approval Order) received by such party from any Government Entity or any other Person regarding the transactions contemplated hereby. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, Sellers shall use their commercially reasonable efforts to effect such transfers, amendments or modifications.

(c) Sellers shall use their commercially reasonable efforts to obtain, prior to the Closing Date, all approvals and consents necessary under all Servicing Agreements in order to consummate of the transactions contemplated hereby, including executing all such documents as required by the Servicing Agreements and reasonably required by any trustee, rating agency, insurer or other third party to evidence the assignment of the Servicing Rights by Sellers to Purchaser and assumption of the servicing responsibilities by Purchaser related to such Servicing Rights; provided, that such agreements and documents do not materially increase the duties or obligations of the servicer under the related Servicing Agreements or materially decrease the benefits associated with the Servicing Rights under the related Servicing Agreements and do not materially decrease the Servicing Rights thereunder. All costs associated with obtaining such consents and approvals (whether before or after the Closing), including costs of counsel incurred in connection with obtaining legal opinions required for consents or approvals, shall be borne by Purchaser. Sellers and Purchaser agree to cooperate with each other in executing and delivering promptly such other documents, certificates, agreements and other writings, and in taking such other actions, as are necessary or desirable in order to consummate the transfer of Servicing Rights and the other transactions contemplated hereby.

Section 6.4 Confidentiality. Except as otherwise required by Law or regulation as advised by counsel or as may be necessary or appropriate in connection with the Bankruptcy Case, Sellers shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Purchased Assets and Assumed Liabilities, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Sellers used with respect thereto prior to the execution of this Agreement. The confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of Sellers.

Section 6.5 Subsequent Actions.

(a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. If at any time before or after the Closing, Purchaser shall consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Purchased Assets, (ii) to vest, perfect or confirm ownership (of record or otherwise) in a Seller, any of its rights, properties or assets or (iii) otherwise to carry out this Agreement, Sellers shall use reasonable efforts to execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or Sellers, in each case at Purchaser’s cost and expense. As set forth in Section 2.5, any related Consents shall be at Purchaser’s cost and expense.

(b) [Reserved.]

Section 6.6 Procedures for Transfer of Servicing.

(a) Transfer. Without limiting any other provision of this Agreement, on the Closing Date, Sellers shall, in accordance with the Transfer Instructions, take all steps, and execute and deliver all such agreements, letters or other documents, as are reasonably requested by Purchaser to effect the transfer of the Servicing Agreements (and the related Purchased Assets) from Sellers to Purchaser such that, after the Closing Date, Purchaser has all of the Servicing Rights, the Servicing Files and any and all assets and rights necessary to perform its obligations under such Servicing Agreements.

(b) Name Changes. As soon as practicable after the Closing Date, each of Sellers and Purchaser agree to take all such actions as are required, in accordance with the Transfer Instructions, to change the named party to Purchaser on documents related the Servicing Agreements that are currently in the name of Sellers, in their capacity as Servicer, including on all financing statements and insurance policies.

(c) Invoices. All invoices (including legal, tax and insurance invoices) pertaining to the servicing of the Mortgage Loans that Sellers receive after the Closing Date shall be promptly forwarded by Sellers to Purchaser by reputable overnight courier for a period of not less than 90 days after the Closing Date and thereafter by regular mail within a reasonable time after receipt for a period of not less than 180 days. Purchaser agrees to pay each such invoice promptly upon the receipt of such invoice from Sellers together with an officer’s certificate from Sellers stating that Seller has received no benefit under such invoice and that such invoices should be paid by Purchaser and constitute expenses of the applicable trust pursuant to the applicable Servicing Agreements.

(d) Existing Litigation and Indemnities. Sellers and Purchaser shall cooperate and agree upon mechanics and procedures (i) to identify and schedule all litigation (the “Servicing Litigation”) presently being handled by Sellers as servicer under the Servicing Agreements and to arrange for transferring responsibility for such litigation to Purchaser, and (ii) to identify and allocate any indemnification claims arising under the Servicing Agreements.

(e) Compliance Costs; Reporting Obligations. Sellers shall be responsible for all costs of compliance related to the operation of the Business and the Purchased Assets prior to the Closing Date, except as provided in Section 2.5. After the Closing Date, Sellers shall be responsible for completing any requested compliance and/or servicer certificate related to the operation of the Business and the Purchased Assets prior to the Closing Date, including pursuant to Regulation AB under the Exchange Act. If requested by Sellers, Purchaser shall be of reasonable assistance to Sellers in connection with the foregoing so long as (i) Sellers pay to Purchaser a mutually agreeable nominal fee in connection with such assistance and (ii) Sellers provide to Purchaser all information needed by Purchaser in connection with such assistance. Sellers shall indemnify and hold Purchaser harmless for any Liability incurred by Purchaser in connection with Purchaser utilizing the information provided to Purchaser by Sellers pursuant to the previous sentence.

Section 6.7 Bankruptcy Actions.

(a) As soon as practicable after the execution of this Agreement, Parent shall, and shall cause Sellers that are Filing Subsidiaries to, file a motion or motions (and related notices and proposed Orders) with the Bankruptcy Court seeking entry of the Sale Approval Order. Sellers hereby agree that, without limiting any provision of the Bidding Procedures Order, the Bidding Procedures Order (i) shall authorize and provide for, and obligate Sellers, jointly and severally, to pay, the Break-Up Fee and the Expense Reimbursement, (ii) shall permit Purchaser to credit bid the Break-Up Fee and the Expense Reimbursement in any ensuing Auction, and (iii) shall obligate Sellers (and upon entry of such Order, Sellers shall be obligated), if Sellers do not receive at least one Qualified Topping Bid in accordance with the Bidding Procedures Order that Sellers reasonably determine constitutes a higher and better bid for the Purchased Assets than the bid represented by this Agreement, to then not conduct an Auction, but instead to immediately seek at the Sale Hearing the entry by the Bankruptcy Court of the Sale Approval Order. No Purchaser shall have any obligation to consent to any modification to the Bidding Procedures Order or Sale Approval Order from the form set forth as an exhibit to this Agreement.

(b) Sellers hereby agree that they shall, and Sellers shall cause all of their Affiliates to, comply with all of the obligations of Sellers under (i) the Bidding Procedures Order (after the entry of such Order by the Bankruptcy Court) and (ii) the Sale Approval Order (after the entry of such Order by the Bankruptcy Court).

(c) Sellers shall use commercially reasonable efforts to comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets under this Agreement, including serving on all required Persons in the Bankruptcy Cases (including (i) all Persons who are known to possess or assert a Lien against any of the Purchased Assets, (ii) the Internal Revenue Service, (iii) all applicable state attorneys general, local realty enforcement agencies and local Government Entities, (iv) all applicable state and local Government Entities with taxing authority and (v) all other Persons required by any Order of the Bankruptcy Court (including any omnibus notice or case management Order entered in the Bankruptcy Cases), notice of the Sale Motion, the Sale Hearing and the objection deadline in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure, the Bidding Procedures Order or other Orders of the Bankruptcy Court, and any applicable local rules of the Bankruptcy Court).

(d) [Reserved.]

(e) Notwithstanding anything to the contrary contained in this Agreement, and for the avoidance of doubt, no Purchaser nor any of its Affiliates shall have any liabilities or obligations under this Agreement until the closing condition set forth in this Section 6.7 shall have been satisfied.

Section 6.8 Maintenance of Insurance. From the date of this Agreement until the Closing Date, Sellers, in connection with the Business, (a) shall use commercially reasonable efforts to continue to carry its existing insurance through the Closing Date, and (b) shall use commercially reasonable efforts to not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

Section 6.9 Schedules and Exhibits. On the date hereof, (a) Sellers shall deliver or cause to be delivered to Purchaser the Final Disclosure Schedules, except for Schedule 2.7(e), which shall be prepared by the parties as soon as reasonably practicable after the date hereof, and Schedule 2.7(g), which shall be prepared by the parties within 3 Business Days after the date hereof, and (b) Sellers and Purchaser shall prepare and attach mutually acceptable forms of Exhibits to this Agreement. The Final Disclosure Schedules relating to Articles I, II and VIII delivered by Sellers shall be in form and substance reasonably satisfactory to Purchaser.

Section 6.10 Orders. From the date of this Agreement until the Closing Date, Sellers shall promptly notify Purchaser concerning the existence of any new Order against Sellers or the Purchased Assets, which materially restricts, prevents, prohibits, makes illegal, enjoins or otherwise affects the operation of the Business.

Section 6.11 Servicing.

(a) If Purchaser, pursuant to Section 4.2(b), does not purchase the Servicing Rights with respect to the New Century Portfolio-Related Assets at the Closing, and if Sellers so request, Purchaser shall enter into a subservicing agreement with Sellers pursuant to which Purchaser shall provide servicing to Sellers with respect to the New Century Portfolio-Related Assets for the servicing fee set forth in the related Servicing Agreements, provided that such subservicing agreement shall be for a minimum period of three collection periods and Purchaser shall provide 15 days prior written notice to Sellers of Purchaser’s intent to terminate such subservicing agreement.

(b) At Sellers’ request, Purchaser shall provide servicing in accordance with Sellers’ obligations under Section 8.1 of that certain Asset Purchase Agreement, dated May 2, 2007, by and among Parent and certain of its subsidiaries and Ellington Management Group, L.L.C. (on behalf of its client funds), as such obligations in such agreement exist as of the date hereof, for a servicing fee and upon terms and conditions to be mutually agreed upon by Purchaser and Ellington Management Group, L.L.C. (on behalf of its client funds).

ARTICLE VII

TAX MATTERS

Section 7.1 Transfer Taxes. Unless Sellers have obtained an Order of the Bankruptcy Court exempting the transactions contemplated by this Agreement from all Transfer Taxes, all Transfer Taxes attributable to the transfer of the Purchased Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be Retained Liabilities and shall be borne by Sellers, and Sellers shall indemnify Purchaser for any such Taxes imposed on Purchaser. All such Transfer Taxes shall be paid by Sellers no later than the due date for paying such Taxes. Sellers and Purchaser shall cooperate to timely prepare, and Sellers shall file or cause to be filed any returns or other filings relating to such Transfer Taxes (unless Purchaser is required by applicable Law to file the return), including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. With respect to any such returns or filings required to be filed by Sellers, Sellers shall provide Purchaser with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax. With respect to any such returns or filings required to be filed by Purchaser, Sellers shall pay to Purchaser, not later than five Business Days before the due date for payment of such Transfer Taxes, an amount equal to the Transfer Taxes shown on such return or other filing for which Sellers are liable under this Section 7.1, and Purchaser shall, following the filing thereof, provide Sellers with a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.

Section 7.2 Liability for Taxes and Related Matters.

(a) Sellers shall prepare or cause to be prepared all Tax Returns relating to the Purchased Assets for periods ending on or prior to the Closing Date.

(b) Purchaser shall prepare and file all Tax Returns relating to all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period,” and such Taxes, “Straddle Period Taxes”), whether imposed or assessed before or after the Closing Date. The liability for payment of each such Straddle Period Tax shall be pro-rated between Purchaser and Sellers at the Closing Date based on 100% of the amount of such Straddle Period Tax imposed for the prior taxable period. The portion of each such Straddle Period Tax that is allocable to Sellers shall be the product of (i) 100% of the amount of such tax for the prior taxable period and (ii) a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. The amount of Tax allocable to Sellers pursuant to this Section 7.2(b) shall be withheld from the Purchase Price, and Purchaser shall be responsible for remitting all Straddle Period Taxes to the appropriate taxing authority when due.

Section 7.3 Cooperation. Purchaser and Sellers agree to furnish or cause their Affiliates to furnish to each other upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or the Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and Sellers shall cooperate, or cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such other documents as arc necessary to carry out the intent of this Section 7.3. Purchaser and Sellers shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audits, assessments or litigation with respect to the Purchased Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Purchaser and Sellers shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

Section 7.4 Tax Benefits. Except as otherwise required by applicable Law, the parties agree that any indemnity payments hereunder shall be treated as an adjustment to the Purchase Price for income Tax purposes. The amount of Taxes for which indemnification is provided hereunder shall be increased to take account of any Tax cost incurred (including any loss of deduction) by the indemnified party as a result of the receipt of such indemnity payments, and shall be reduced to take account of any Tax benefit realized by the indemnified party arising from such Loss; provided, however, that, in the case of any Tax benefit that is not recognized until a subsequent taxable period, the amount of the reduction under this Section 7.4 shall be the net present value of such Tax benefit as determined by the parties in good faith.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Obligations of Purchaser and Sellers. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Purchaser and Sellers, on or prior to the Closing Date of all of the following conditions precedent:

(a) Sale Approval Order.

(i) [Reserved.]

(ii) The Sale Approval Order (A) shall have been entered by the Bankruptcy Court, (B) shall not have been modified or amended in any manner unless agreed to in writing by Purchaser in its sole discretion, and (C) shall have become a Final Order.

(b) No Law, Judgments, Etc. No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any decree, judgment, injunction or other Order which is in effect and which restricts, prevents, prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement, , except for the Servicing Licenses and except as would not reasonably be expected to have a Material Adverse Effect and other than (i) such as have been issued, promulgated, enforced or entered as of the date of this Agreement and (ii) such Servicing Licenses as Purchaser shall be required to obtain to continue the operation of the Business after the Closing.

(c) Hart-Scott-Rodino; Competition Approvals. The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

(d) Additional Governmental Consents. All filings with or Consents of any Government Entity legally required for the consummation of the transactions contemplated by this Agreement (other than those required by the HSR Act, which are addressed by Section 8.1(c)) shall have been made or obtained and be in full force and effect, except for the Servicing Licenses, except as would not reasonably be expected to have a Material Adverse Effect and other than (i) such as have been issued, promulgated, enforced or entered as of the date of this Agreement and (ii) such Servicing Licenses as Purchaser shall be required to obtain to continue the operation of the Business after the Closing.

Section 8.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) on the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and except to the extent that any such failure of a representation or warranty to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) Certificate. Sellers shall have received a certificate, signed by a duly authorized officer of the sole member of Purchaser and dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

Section 8.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (i) on the date of this Agreement with respect to Sections 5.1 (other than with respect to the Ancillary Agreements), 5.2, and 5.3(a), (ii) on the date of the delivery of the Final Disclosure Schedules with respect to all other representations and warranties, (except to the extent cured prior to the Closing Date) and (iii) on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and except to the extent that any such failure of a representation or warranty to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) Certificate. Purchaser shall have received a certificates, signed by duly authorized officers of Sellers and dated the Closing Date, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Schedules. Sellers shall have delivered (i) the Cut-Off Date Mortgage Loan Schedule as promptly as possible after the Cut-Off Date (but in no event later than the close of business on the day preceding the Closing Date), and (ii) the Closing Date Mortgage Loan Schedule and the Servicer Advance Facility Schedule as soon as possible after the Closing Date (but in no event later than the close of business on the 10th day following the Closing Date), each such updated schedule to be prepared as of the date set forth in the applicable representation.

(e) Cash Flow Relating to New Century Portfolio-Related Assets. Purchaser shall have received written evidence from Sellers reasonably satisfactory to Purchaser that, as of the Closing Date, the cash flow streams related to the New Century Portfolio-Related Assets are not less than the amounts set forth in the applicable Servicing Agreements included in the New Century Portfolio-Related Assets.

(f) Bidding Procedures Order. Sellers shall have complied with all of their obligations under the Bidding Procedures Order.

(g) Sale Approval Order. Sellers shall have complied with all of their obligations under the Sale Approval Order.

(h) Employees. At least 75% of the Business Employees set forth on Schedule 3.1 (as such Schedule shall be updated pursuant to Section 3.1(a)) shall have accepted employment with Purchaser or an Affiliate of Purchaser on the terms and conditions offered by Purchaser or such Affiliate in accordance with the terms and conditions of this Agreement.

(i) Other Consents. Purchaser shall have received written evidence satisfactory to Purchaser that all Consents and other approvals set forth on Schedule 8.3(i) have been obtained and are in full force and effect, to the extent such Consents are required with respect to the consummation of the transactions contemplated by this Agreement after giving effect to the Sale Approval Order.

(j) [Reserved.]

(k) Release of Liens. Any and all Liens on the Purchased Assets shall have been terminated and released pursuant to documentation reasonably satisfactory to Purchaser.

(l) Servicer Advance Facility. Simultaneously with the Closing, Sellers shall use the proceeds of the Sale to pay in full all Obligations (as defined in the Servicer Advance Facility) due and owing under the Servicer Advance Facility as set forth on Schedule 8.3(l) and the Servicer Advance Facility shall have terminated and all Liens thereunder shall no longer be of any force and effect.

(m) Documents. Purchaser shall have received each of the agreements, documents and items to be delivered by Sellers to Purchaser as set forth in Sections 8.2 and 8.3, duly executed and delivered by each party thereto (other than Purchaser).

(n) Lease and Subservicing Agreement. If required pursuant to Section 2.5(e), the Company shall have executed and delivered the Lease and Subservicing Agreement.

(o) Audit. The audit report required under Section 4.2(c) shall have been delivered and all matters included therein shall have been agreed or otherwise resolved pursuant to Section 4.2(c) or 4.2(d).

ARTICLE IX

TERMINATION

Section 9.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:

(a) by the mutual written consent of Sellers and Purchaser;

(b) by either Sellers or Purchaser, upon written notice to the other:

(i) [Reserved.];

(ii) if the closing condition set forth in Section 8.1(a)(ii)(A) and (B) shall not have been satisfied on or before May 30, 2007 (unless such deadline is extended with the written consent of Purchaser); provided, however, that the party proposing to terminate (and its Affiliates) shall not have breached in any material respect any of their respective representations, warranties, covenants or agreements contained in this Agreement in any manner that shall have proximately contributed to such failure (such breaching party, a “Proximate Cause Party”);

(iii) if the Closing Date shall not have occurred on or before the later of June 7, 2007 and the date that is 2 Business Days after the Sale Approval Order has become a Final Order (but in no event later than June 13, 2007) (unless such deadline is extended with the consent of Purchaser or unless the Closing Date has not occurred as a result of a dispute between Sellers and Purchaser as set forth in Section 4.2(d), in which event such deadline shall be the date that is 10 days after the Final Determination Date); provided, however, that neither the party proposing to terminate nor any of its Affiliates is a Proximate Cause Party;

(iv) if a Government Entity shall have issued a Final Order or taken any other action permanently restricting, preventing, prohibiting, making illegal or enjoining the transactions contemplated by this Agreement, unless such Final Order or action was issued or taken at the request or with the support of the party seeking to terminate this Agreement (or any of its Affiliates) and except (A) as would not reasonably be expected to have a Material Adverse Effect, (B) such as has been issued, promulgated, enforced or entered as of the date of this Agreement and (C) that relates to any failure to obtain such Servicing Licenses as Purchaser is required to obtain to continue the operation of the Business after the Closing; or

(v) if an Alternative Transaction is consummated by Sellers;

(c) by Purchaser, upon written notice to Sellers:

(i) if either Seller shall have failed to comply in any material respect with any of its covenants or agreements in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 days following receipt by Sellers of written notice from Purchaser of such failure to comply and such failure has caused a Material Adverse Effect; provided, however, that neither Purchaser nor any of its Affiliates is a Proximate Cause Party;

(ii) if there has been (A) a breach by or inaccuracy of either Seller of any representation or warranty in this Agreement that is not qualified as to materiality which has the effect of making such representation or warranty not accurate, true and correct in all material respects or (B) a breach by or inaccuracy of any Seller of any representation or warranty in this Agreement that is qualified as to materiality, in each case which breach or inaccuracy has not been cured within 30 days following receipt by Sellers from Purchaser of such breach or inaccuracy and such breach or inaccuracy has caused a Material Adverse Effect; provided, however, that neither Purchaser nor any of its Affiliates is a Proximate Cause Party; or

(iii) not sooner than four Business Days following the Sale Hearing in the event Sellers elect to pursue an Alternative Transaction; provided that this clause shall not apply if Purchaser was the second place bidder in the Auction and prior to the end of the third Business Day following such Sale Hearing, Sellers elect instead to effectuate the sale of the Purchased Assets to Purchaser.

(d) by Sellers, upon written notice to Purchaser:

(i) if Purchaser shall have failed to comply in any material respect with any of its covenants or agreements in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 days following receipt by Purchaser of written notice from Sellers of such failure to comply and such failure has caused a Material Adverse Effect; provided, however, that neither Purchaser nor any of its Affiliates is a Proximate Cause Party; or

(ii) if there has been (A) a breach by or inaccuracy of Purchaser of any representation or warranty in this Agreement that is not qualified as to materiality which has the effect of making such representation or warranty not accurate, true and correct in all material respects or (B) a breach by or inaccuracy of any Purchaser of any representation or warranty in this Agreement that is qualified as to materiality, in each case which breach or inaccuracy has not been cured within 30 days following receipt by Purchaser from Sellers of such breach or inaccuracy and such breach or inaccuracy has caused a Material Adverse Effect; provided, however, that neither Sellers nor any of their Affiliates is a Proximate Cause Party.

Section 9.2 Break-Up Fee; Expense Reimbursement.

(a) If one or more Sellers sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, all or substantially all of the Business or the Purchased Assets in a transaction or a series of transactions with one or more Persons other than Purchaser in any circumstance, including in accordance with the Bidding Procedures (such event being an “Alternative Transaction”), Sellers shall pay to Purchaser, within two Business Days after the consummation of the Alternative Transaction, an amount in cash equal to $2,000,000 (the “Break-Up Fee”).

(b) If this Agreement is terminated in accordance with 9.1(b)(iii) (and neither Purchaser nor any of its Affiliates is a Proximate Cause Party), 9.1(b)(v), 9.1(c)(i) (and neither Purchaser nor any of its Affiliates is a Proximate Cause Party), 9.1(c)(ii) (and neither Purchaser nor any of its Affiliates is a Proximate Cause Party), or 9.1(c)(iii) (and neither Purchaser nor any of its Affiliates is a Proximate Cause Party), then promptly upon receipt by Sellers of an invoice delivered by Purchaser to Sellers itemizing Purchaser’s reasonable, actual out-of-pocket fees and expenses, including reasonable attorneys’ fees, expenses of its financial advisors, and expenses of other consultants, incurred in connection with the transactions contemplated by this Agreement (the aggregate amount of such out-of-pocket fees and expenses, the “Expense Reimbursement”), which invoice Purchaser shall deliver to Sellers within 10 Business Days after the date of such termination, as applicable, Sellers shall pay to Purchaser in cash an amount equal to the Expense Reimbursement; provided, that the Expense Reimbursement payable by Sellers to Purchaser shall, under no circumstances, exceed $2,000,000 in the aggregate.

Section 9.3 Procedure and Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no further force and effect (subject to the provisions of this Article IX) and the transactions contemplated by this Agreement shall be abandoned, without further action by any party, and no party shall have any Liability or further obligation to any other party resulting from such termination (a) except for the provisions of: (i) the parties’ obligations under that certain Confidentiality Agreement, dated November 22, 2006, between Parent and Carrington (the “Confidentiality Agreement”), (ii) Article IX (Termination); and (iii) Sections 13.1 (Fees and Expenses), 13.2 (Amendment; Waiver), 13.3 (Publicity), 13.4 (Notices), 13.6 (Entire Agreement; No Third Party Beneficiaries), 13.8 (Governing Law), 13.9 (Venue and Retention of Jurisdiction), and 13.12 (Assignment), all of which shall remain in full force and effect; and (b) except that no such termination shall relieve any party from any Liability (other than for special, incidental, punitive, exemplary or consequential damages and lost profits) which such party may have to another party for Losses arising out of any breach of this Agreement by such party which occurs upon or prior to the termination of this Agreement. In connection with any termination of this Agreement, each party shall use its commercially reasonable efforts to cause all filings, applications and other submissions made by such party to any Government Entity or Person pursuant to this Agreement, to the extent practicable, to be withdrawn from such Government Entity or Person to which made.

ARTICLE X

BIDDING PROCEDURES

Section 10.1 Bidding Procedures. Without limiting the other provisions of this Agreement, the Bidding Procedures (in the form of Schedule 1 to Exhibit A hereto), shall be a schedule to the Bidding Procedures Order and thus, together with the other schedules thereto, shall constitute a part of the Bidding Procedures Order, and references herein to the Bidding Procedures Order shall be deemed to include all of the schedules thereto, including the Bidding Procedures.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival. The representations and warranties of the parties in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered pursuant to this Agreement, and the right to assert a claim under this Article XI with respect to any such representations and warranties, shall survive the Closing for a period of nine months, except that if written notice asserting any bona fide claim for indemnification under this Article XI shall have been given within the applicable survival period, the representations and warranties that are the subject of such claim shall survive until such claim is fully and finally resolved.

Section 11.2 Sellers’ Agreement to Indemnify. If the Closing occurs, subject to the terms of this Article XI, from and after the Closing, Sellers shall jointly and severally indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses (collectively, the “Purchaser Damages”) suffered or incurred by the Purchaser Indemnified Parties as a result of or arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by either Seller in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by either Seller at the Closing; or

(b) any breach by either Seller of or failure by either Seller to perform any covenant or agreement of such Seller contained in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by such Seller at the Closing; or

(c) the ownership or operation of the Purchased Assets or the Business prior to the Closing Date; or

(d) the Excluded Assets or the Retained Liabilities.

Purchaser agrees that, from and after the Closing, the indemnification provided by Sellers as set forth in this Article XI is the exclusive remedy of the Purchaser Indemnified Parties for a breach by either Seller of any representation, warranty, covenant or agreement contained in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by either Seller at the Closing, except with respect to (i) Purchaser Damages arising from fraud, intentional misstatements or intentional misconduct of any Seller or its Affiliates and (ii) the equitable remedies set forth in Section 13.14.

Section 11.3 Limitations on Sellers’ Agreements to Indemnify. The obligations of Sellers to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Section 11.2 are subject to the following limitations:

(a) In calculating amounts payable to Purchaser, the amount of any indemnified Purchaser Damages shall be determined without duplication of any other Purchaser Damages for which a claim by any Purchaser Indemnified Party has been made.

(b) The amount of any Purchaser Damages shall be reduced by any amount actually received by any Purchaser Indemnified Party with respect thereto under any third party insurance coverage. If a Purchaser Indemnified Party makes a claim for indemnification under Section 11.2, such Purchaser Indemnified Party shall use its commercially reasonable efforts to collect any amounts available under such insurance coverage. If the Purchaser Indemnified Party receives an amount under insurance coverage with respect to Purchaser Damages at any time subsequent to any indemnification provided by either Seller pursuant to Section 11.2, then such Purchaser Indemnified Party shall promptly reimburse such Seller for any payment made or expense incurred by such Seller in connection with providing such indemnification up to such amount received by such Purchaser Indemnified Party, but net of any expenses incurred by the Purchaser Indemnified Parties in collecting such amount. Such amounts shall not be deemed to constitute Losses for the purposes of determining whether any Losses exceeded the Basket Amount. To the extent either Seller makes any indemnification payment pursuant to Section 11.2 in respect of Purchaser Damages for which any Purchaser Indemnified Party has a right to recover against an insurance company, such Seller shall be subrogated to the right of the applicable Purchaser Indemnified Party to seek and obtain recovery from such insurance company.

(c) Any written notice delivered by a Purchaser Indemnified Party to either Seller seeking indemnification pursuant to this Agreement with respect to Purchaser Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Purchaser Damages, the sections of this Agreement which form the basis for the claim, copies of all material written materials relating to such claim and, to the extent reasonably practicable, a reasonable estimate of the amount of the Purchaser Damages that have been or may be sustained by the Purchaser Indemnified Party.

Section 11.4 Purchaser’s Agreement to Indemnify. If the Closing occurs, subject to the terms of this Article XI, from and after the Closing, Purchaser shall jointly and severally indemnify and hold harmless the Seller Indemnified Parties from and against all Losses (collectively, the “Seller Damages”) incurred by the Seller Indemnified Parties as a result of or arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by any Purchaser in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by any Purchaser at the Closing; or

(b) any breach by any Purchaser of or failure by any Purchaser to perform any covenant or obligation of such Purchaser contained in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by such Purchaser at the Closing; or

(c) the ownership or operation of the Purchased Assets or the Business after the Closing Date; or

(d) the Assumed Liabilities.

Sellers agree that, from and after the Closing, the indemnification provided by Purchaser as set forth in this Article XI is the exclusive remedy of the Seller Indemnified Parties for a breach by any Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by any Purchaser at the Closing, except with respect to (i) Seller Damages arising from fraud, intentional misstatements or intentional misconduct of any Purchaser or its Affiliates and (ii) the equitable remedies set forth in Section 13.14.

Section 11.5 Limitations on Purchaser’s Agreement to Indemnify. The obligations of Purchaser to indemnify and hold harmless the Seller Indemnified Parties pursuant to Section 11.4 are subject to the following limitations:

(a) In calculating amounts payable to Sellers, the amount of any indemnified Seller Damages shall be determined without duplication of any other Seller Damages for which a Claim by any Seller Indemnified Party has been made.

(b) The amount of any Seller Damages shall be reduced by any amount actually received by any Seller Indemnified Party with respect thereto under any third party insurance coverage. If a Seller Indemnified Party makes a claim for indemnification under Section 11.4, such Seller Indemnified Party shall use its commercially reasonable efforts to collect any amounts available under such insurance coverage. If the Seller Indemnified Party receives an amount under insurance coverage with respect to Seller Damages at any time subsequent to any indemnification provided by any Purchaser pursuant to Section 11.4, then such Seller Indemnified Party shall promptly reimburse any Purchaser for any payment made or expense incurred by such Purchaser in connection with providing such indemnification up to such amount received by such Seller Indemnified Party, but net of any expenses incurred by the Seller Indemnified Parties in collecting such amount. To the extent any Purchaser makes any indemnification payment pursuant to Section 11.4 in respect of Seller Damages for which any Seller Indemnified Party has a right to recover against an insurance company, such Purchaser shall be subrogated to the right of the applicable Seller Indemnified Party to seek and obtain recovery from such insurance company.

(c) Any written notice delivered by a Seller Indemnified Party to any Purchaser seeking indemnification pursuant to this Agreement with respect to Seller Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Seller Damages, the sections of this Agreement which form the basis for the claim, copies of all material written materials relating to such claim and, to the extent reasonably practicable, a reasonable estimate of the amount of the Seller Damages that have been or may be sustained by the Seller Indemnified Party.

Section 11.6 Other Limitations on and Treatment of Certain Claims for Indemnification.

(a) Basket. Sellers shall not have any liability pursuant to Section 11.2(a) unless and until the aggregate amount of all Losses incurred or suffered by the Purchaser Indemnified Parties for which they are entitled to indemnification pursuant to Section 11.2(a) exceeds 1% of the Cash Purchase Price (the “Basket Amount”), but in the event such Losses exceed the Basket Amount, Sellers shall be liable and responsible to the Purchaser Indemnified Parties for the full amount of such Losses (subject to Section 11.6(b)), without reduction for the Basket Amount. Purchaser shall not have any liability pursuant to Section 11.4(a) unless and until the aggregate amount of all Losses incurred or suffered by the Seller Indemnified Parties for which they are entitled to indemnification pursuant to Section 11.4(a) exceeds the Basket Amount, but in the event such Losses exceed the Basket Amount, Purchaser shall be liable and responsible to the Seller Indemnified Parties for the full amount of such Losses (subject to Section 11.6(b)), without reduction for the Basket Amount.

(b) Maximum. In no event shall Sellers’ aggregate liability pursuant to Section 11.2 for Losses incurred or suffered by the Purchaser Indemnified Parties exceed the Indemnification Holdback Amount. In no event shall Purchaser’s aggregate liability pursuant to Section 11.4 for Losses incurred or suffered by the Seller Indemnified Parties exceed the Indemnification Holdback Amount.

(c) Claims Based on Fraud or Intentional Misrepresentation. Notwithstanding anything to the contrary contained in this Agreement or in any Ancillary Agreement, nothing shall be deemed to limit any party’s rights to recover any or all Losses incurred or suffered by it relating to or arising out of or in connection with fraud or intentional misrepresentation, it being understood and agreed that (i) Purchaser’s right to recover such Losses shall not be limited to the Indemnification Holdback Amount, and any claim hereunder against Sellers not satisfied pursuant to Section 11.9 hereof shall constitute an allowed administrative expense claim arising in the Bankruptcy Cases and shall be treated with such priority in any subsequent or superseding bankruptcy case (including any bankruptcy case under Chapter 7 of the Bankruptcy Code) and (ii) any claims under this Section 11.6(c) shall be satisfied from the Indemnification Holdback Amount only after payment in full of (or reserving for) all of Purchaser’s other claims for Purchaser Damages under the other provisions of this Article XI.

Section 11.7 Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement involving a claim (or the commencement of any proceeding or investigation) of the type described in Section 11.2 or 11.4, the Indemnitee shall give written notice to the Indemnitor of such claim; provided, that the failure of the Indemnitee to give such written notice shall not relieve the Indemnitor of its obligations under this Article XI except to the extent (if any) that the Indemnitor shall have been prejudiced thereby. If the Indemnitor does not object in writing to such indemnification claim within 30 calendar days of receiving written notice thereof, the Indemnitee shall be entitled to recover promptly (subject to Sections 11.6(a) and (b)) from the Indemnitor and the Indemnitor shall promptly pay (subject to Sections 11.6(a) and (b)) to the Indemnitee the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnitee may be entitled pursuant to Section 11.2 or 11.4), and no later objection by the Indemnitor shall be permitted with respect thereto. If within such 30-day period the Indemnitor agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnitee shall, pursuant to Sections 11.2, 11.4 and 11.9, nevertheless be entitled to recover from the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee the lesser amount, without prejudice to the Indemnitee’s claim for the difference.

Section 11.8 Third Party Indemnification. The obligations of any Indemnitor to indemnify any Indemnitee under this Article XI with respect to Purchaser Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (including Government Entities), shall be subject to the following terms and conditions:

(a) Notice of Third Party Claims; Assumption of Defense. The Indemnitee shall give notice as promptly as is reasonably practicable to the Indemnitor of the assertion of any claim or the commencement of any Proceeding or investigation by any Person not a party hereto (a “Third Party Claim”) in respect of which indemnity may be sought under this Agreement, which notice shall contain reasonable details concerning such Third Party Claim; provided, that the failure of the Indemnitee to give notice shall not relieve the Indemnitor of its obligations under this Article XI except to the extent (if any) that the Indemnitor shall have been prejudiced thereby. The Indemnitor may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice to the Indemnitee and the Indemnitor’s delivering to the Indemnitee a written agreement that the Indemnitee is entitled to indemnification pursuant to Section 11.2 or 11.4 for all Losses arising out of such Third Party Claim and that the Indemnitor shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such Third Party Claim assume the defense thereof; provided, that (A) the Indemnitor shall provide written evidence reasonably satisfactory to the Indemnitee demonstrating that the Indemnitor has a sufficient amount of assets for purposes of such assumption of defense, (B) the Indemnitor’s counsel is reasonably satisfactory to the Indemnitee and (C) the Indemnitor shall thereafter consult with the Indemnitee upon the Indemnitee’s reasonable request for such consultation from time to time with respect to such Third Party Claim. If the Indemnitor assumes such defense, the Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own cost and expense, separate from the counsel employed by the Indemnitor. If, however, the Indemnitee reasonably determines in its judgment that representation by the Indemnitor’s counsel of both the Indemnitor and the Indemnitee would present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such Third Party Claim and the Indemnitor shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnitor chooses to defend or contest any such Third Party Claim, upon the request of the Indemnitee, the other Parties shall provide reasonable cooperation to the Indemnitee with respect thereto.

(b) Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnitee or the Indemnitor, as the case may be, of any Third Party Claim shall also be binding upon the Indemnitor or the Indemnitee, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnitee as a result of such settlement without its prior written consent, and (ii) the Indemnitee shall not compromise or settle any Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Failure of Indemnitor to Act. If the Indemnitor does not elect to assume the defense of any Third Party Claim, then any failure of the Indemnitee to defend or to participate in the defense of any such Third Party Claim, or to cause the same to be done, shall not relieve the Indemnitor of its obligations hereunder.

Section 11.9 Set Off Against Indemnification Holdback Amount. Subject to Sections 11.6(a) and (b), if any Purchaser Indemnified Party is entitled to receive any amount from any Seller under Section 11.2 of this Agreement, the Purchaser Indemnified Party shall only seek recovery from the Indemnification Holdback Amount for, and shall retain from the Indemnification Holdback Amount, as much of such amount as is possible.

Section 11.10 Release of Indemnification Holdback Amount.

(a) On the date that is nine months after the Closing Date (the “Holdback Release Date”), the Escrow Agent shall pay to Sellers, from the Indemnification Holdback Amount, an amount (the “Holdback Release Amount”) equivalent to (i) the Indemnification Holdback Amount, minus (ii) all prior amounts distributed to Purchaser pursuant to and in accordance with the Escrow Agreement, minus (iii) any amounts necessary (as determined by Purchaser in its reasonable judgment) to satisfy any Pending Claims theretofore asserted by any Purchaser Indemnified Party pursuant to Article XI (such amounts relating to such Pending Claims are collectively referred to hereinafter as the “Unresolved Portion”), together with a sum equivalent to interest on such Holdback Release Amount accruing from the Closing Date to and including the Holdback Release Date.

(b) If there is an Unresolved Portion of the Indemnification Holdback Amount as of the Holdback Release Date, the Escrow Agent shall continue to retain the Unresolved Portion from and after the Holdback Release Date until the resolution of such Pending Claims giving rise to the Unresolved Portion, and following the final settlement in accordance with the Escrow Agreement of all such Pending Claims and the retention of all amounts from the Unresolved Portion payable to the Purchaser Indemnified Parties with respect to such Pending Claims, the Escrow Agent shall pay to Sellers the balance, if any, of the Indemnification Holdback Amount, together with a sum equivalent to interest on such balance accruing from the Closing Date to and including the date of payment of such balance to Sellers.

Section 11.11 Purchase Price Adjustments. Any amounts payable under Section 11.2 or Section 11.4 shall be treated by Purchaser and Sellers as an adjustment to the Purchase Price.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that all of the statements contained in this Article XII, are true and correct as of the date of this Agreement.

Section 12.1 Legal Power; Organization; Qualification of Purchaser. Purchaser has been duly incorporated, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

Section 12.2 Binding Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery by Sellers, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and. would be subject to the discretion of the court before which any proceeding therefor may be brought. Each Ancillary Agreement will be duly and validly executed and delivered by Purchaser at or prior to the Closing, and upon such execution and delivery (assuming such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto) will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

Section 12.3 No Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any material contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound or to which any properties or assets owned by Purchaser are subject. Consummation by Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of any material judgment, order, decree, statute, Law, rule or regulation applicable to such Purchaser.

Section 12.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Fees and Expenses. Except as set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses.

Section 13.2 Amendment; Waiver. This Agreement may be amended, modified and supplemented only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.3 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Purchaser and Sellers. Thereafter, until the Closing, or the date the transactions contemplated hereby are terminated or abandoned pursuant to Article IX, none of Sellers, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 13.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by hand, by facsimile (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

Carrington Mortgage Services, LLC
c/o Carrington Capital Management, LLC
599 Putnam Avenue
Greenwich, CT 06830
Attn: Bruce Rose
Facsimile: (203) 661-6378

with copies to (which copies shall not constitute notice):

Carrington Mortgage Services, LLC
c/o Carrington Capital Management, LLC
599 Putnam Avenue
Greenwich, CT 06830
Attn: Diane Citron
Facsimile: (203) 661-6378

and

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attn: Elizabeth Raymond
Facsimile: (312)706-8192

if to Sellers, to:

New Century Financial Corporation
184000 Von Karman, Suite 1000
Irvine, CA 92612
Attn: Brad Morrice
Facsimile: (949) 224-5703

with copies to (which copies shall not constitute notice):

New Century Financial Corporation
184000 Von Karman, Suite 1000
Irvine, CA 92612
Attn: Terry Theologides
Facsimile: (949) 471-8135

and

O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, CA 94111
Attn: C. Brophy Christensen, Jr.
Facsimile: (415) 984-8701

and

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attn: Mark Power
Facsimile: (212) 478-7400

and

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attn: Mark S. Indelicato
Facsimile: (212) 478-7400

All notices given pursuant to this Section 13.4 shall be deemed to have been given (i) if delivered personally on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, when transmitted to the applicable number so specified in (or pursuant to) this Section 13.4 and an appropriate answerback is received or (iii) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee).

Section 13.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 13.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Sale Approval Order (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing, and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto.

Section 13.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 13.8 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO RULES GOVERNING THE CONFLICT OF LAWS AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 13.9 Venue and Retention of Jurisdiction. All actions brought, arising out of or related to the transactions contemplated in this Agreement shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such actions

Section 13.10 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 13.11 No Consequential Damages. In no event will any party to this Agreement be liable to any other party for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, damage to business reputation or loss of opportunity.

Section 13.12 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that on or after the Closing Date, Purchaser may assign its rights and obligations hereunder to an Affiliate or Affiliates of Carrington. No assignment of rights or obligations pursuant to this Section 13.12 shall relieve the assigning party of its obligations hereunder.

Section 13.13 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 13.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 13.15 Waiver of Bulk Transfer Laws. Seller and Purchaser agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Purchased Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

Section 13.16 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any officer, director, employee, Representative or investor of any party hereto.

Section 13.17 No Right of Setoff. Except as otherwise provided herein, including the Indemnification Holdback Amount as contemplated in Articles IV and XI, no party nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Ancillary Agreement against any amounts owed hereunder or pursuant to any Ancillary Agreement by such Person to any other party or any of such other party’s Affiliates.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

CARRINGTON CAPITAL MANAGEMENT, LLC

By Name: Title:	/s/Bruce Rose Bruce Rose President

CARRINGTON MORTGAGE SERVICES, LLC

By:	Carrington Capital Management, LLC, its managing member
By Name: Title:	/s/Bruce Rose Bruce Rose President

NEW CENTURY FINANCIAL CORPORATION

     as Seller and Debtor and Debtor-in-Possession

By Name: Title:	/s/Stergios Theologides Stergios Theologides Executive Vice President and General Counsel

NEW CENTURY MORTGAGE CORPORATION

     as Seller and Debtor and Debtor-in-Possession

By Name: Title:	/s/Stergios Theologides Stergios Theologides Executive Vice President and General Counsel